    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1999
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                               HEALTHSTREAM, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                           8299                          62-1443555
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

       HEALTHSTREAM, INC.                                               ROBERT A. FRIST, JR.
 209 10th Avenue South, Suite 450                                  209 10th Avenue South, Suite 450
    Nashville, Tennessee 37203                                        Nashville, Tennessee 37203
         (615) 301-3100                                                    (615) 301-3100
    (Address, including zip code,                                  (Name, address, including zip code,
 and telephone number, including area code,                    and telephone number, including area code,
of registrant's principal executive offices)                            of agent for service)


                             ---------------------

                                   Copies to:

     J. PAGE DAVIDSON, ESQ.                                           KRIS F. HEINZELMAN, ESQ.
     Bass, Berry & Sims PLC                                           Cravath, Swaine & Moore
   2700 First American Center                                             Worldwide Plaza
   Nashville, Tennessee 37238                                            825 Eighth Avenue
         (615) 742-6200                                               New York, New York 10019
                                                                           (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                 TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE             AMOUNT OF
               SECURITIES TO BE REGISTERED                    OFFERING PRICE (1)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value...............................        $57,500,000                 $15,985
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The proposed maximum aggregate offering price includes amounts attributable to shares that may be purchased by the Underwriters to cover over-allotments, if any.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1999

                               HEALTHSTREAM LOGO

                               HEALTHSTREAM, INC.

                                               SHARES

                                  COMMON STOCK

     We are offering      shares of our common stock. This is our initial public
offering and no public market currently exists for our shares. We intend to make application for approval for quotation of our common stock on the Nasdaq National Market under the symbol "HSTM." We anticipate that the initial public
offering price will be between $     and $     per share.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ---------    -----------
Public offering price.......................................   $           $
Underwriting discounts and commissions......................   $           $
Proceeds to HealthStream, Inc...............................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an
additional      shares of common stock to cover over-allotments. BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on                , 1999.

                         ------------------------------

ROBERTSON STEPHENS
                       CIBC WORLD MARKETS
                                            J.C. BRADFORD & CO.

                                                           E*OFFERING


                THE DATE OF THIS PROSPECTUS IS           , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL           , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Financial Data.....................................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   26
Management..................................................   40
Transactions with Executive Officers, Directors and More
  than Five Percent Shareholders............................   46
Principal Shareholders......................................   49
Description of Capital Stock................................   51
Shares Eligible for Future Sale.............................   55
Underwriting................................................   57
Legal Matters...............................................   60
Experts.....................................................   60
Where You Can Find More Information.........................   60
Index to Financial Statements...............................  F-1

                         ------------------------------

     "TRAINING NAVIGATOR" AND "T.NAV" ARE OUR REGISTERED TRADEMARKS. ALL OTHER TRADEMARKS AND SERVICE MARKS USED IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                                    SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  OUR BUSINESS

     We are pioneering a comprehensive Web-based solution to the continuing education and training needs of the healthcare community utilizing our proprietary technology. Through strategic relationships with our content partners, including Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation and Challenger Corporation, we have amassed over 1,000 hours of continuing education and training content throughout a range of medical specialities. We currently distribute over 675 hours of this continuing education and training content to doctors, nurses, allied health professionals and other healthcare workers through our network of strategic distribution partners, which includes GE Medical Systems, Medsite.com, IDX.com, PhyCor and HealthGate. This network of distribution partners reaches more than 400 health Web sites, 2,000 hospitals and clinics and 400,000 healthcare professionals. We are developing and implementing a comprehensive set of online administrative and management tools which we will host on an application service provider, or ASP, basis and which will enable healthcare administrators to configure, assess and manage training for employees in their organizations.

     We believe that our combination of high quality continuing education and training content and the reach of our distribution partnerships positions us to be a leading provider of comprehensive Web-based solutions to the continuing education and training needs of the healthcare community.

                             THE MARKET OPPORTUNITY

     The healthcare industry spends over $6.0 billion annually on continuing education and training. According to a recent study, healthcare workers receive more training than workers in any other industry, with approximately 82% of all healthcare workers receiving some kind of continuing education or work-related training every year. The continuing education and training market in the healthcare industry is highly fragmented, with thousands of providers offering a limited selection of programs on specific topics. Healthcare professionals historically have received continuing education and training through offline publications such as medical journals and CD-ROMs and by attending conferences and seminars. In addition, other healthcare workers and pharmaceutical and medical equipment manufacturers' sales and internal regulatory personnel have historically fulfilled their education and training needs through instructor-led programs from external vendors or internal training departments.

     Although these existing approaches satisfy continuing education and training requirements, they are limited in a number of ways. Seminars and instructor-led training may be inconvenient and costly to attend and may result in lost productivity. Continuing education and training courses offered locally may be limited in terms of breadth of offering and timeliness and may be costly to produce on a per user basis. In addition, administrators find it difficult to review and assess results, track employee compliance with certification requirements and respond to the effectiveness of education and training programs. These inefficiencies, combined with the time constraints and the increased cost pressures in the healthcare industry, have prompted healthcare professionals and organizations to improve information exchange and consider alternative training methodologies. The emergence of the Internet enables the delivery of a greater breadth and depth of continuing education and training programs to healthcare professionals and other healthcare workers more cost effectively and conveniently than by traditional methods.

                                  OUR SERVICES

     Most healthcare professionals are individually responsible for meeting their continuing education requirements, and we enable them to meet their requirements by obtaining credit through the use of our online courseware. Healthcare organizations are responsible for providing both government mandated and internally required training to their employees. We are developing an online solution that enables healthcare organizations to provide, assess and manage the training process through an ASP-type approach, which we refer to as our learning service provider, or LSP, model. Our hosted LSP service is scalable, which enables healthcare organizations to monitor and administer the continuing education and training needs of large and geographically dispersed employee bases.

     We believe our services will provide a comprehensive Web-based continuing education and training solution for our end users, distribution partners and content partners.

     - We offer healthcare professionals and other healthcare workers a cost-effective, convenient, efficient and easy to use one-stop shop for meeting their continuing education and training needs.

     - We will enable healthcare organizations to configure, assess and track continuing education and training for their employees on a cost-effective basis.

     - We offer our distribution partners one of the largest online libraries of continuing education and training content from premier healthcare organizations and a predictable source of online traffic due to the recurring nature of regulated continuing education and training requirements.

     - We offer our content partners one of the largest online distribution channels targeted to the healthcare industry and our experience in producing interactive materials for the healthcare industry.

                              OUR GROWTH STRATEGY

     Our objective is to be the leading provider of comprehensive Web-based continuing education and training solutions for the healthcare community. The following are the key elements of our growth strategy:

     - Expand and enhance our online continuing education and training library.

     - Develop strategic distribution relationships with Web sites that target healthcare professionals and with healthcare organizations.

     - Implement a focused branding strategy targeted to healthcare professionals, healthcare organizations and potential content and distribution partners.

     - Use our hosted LSP model to provide healthcare organizations with Web-based access to our continuing education and training services.

     - Leverage the attractive demographics of our end users and the quality of our content to develop additional revenue opportunities from e-commerce offerings, data mining and sponsorship.

                         ------------------------------

     Our principal executive office is located at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, our telephone number is (615) 301-3100, and our Web address is www.healthstream.com. The contents of our Web site are not part of this prospectus.

                                  THE OFFERING

Common stock offered.........................          shares
Common stock to be outstanding after the
  offering...................................          shares, or           shares if the
                                               underwriters exercise their over-allotment
                                               option in full. These shares do not include
                                                         shares reserved for issuance
                                               pursuant to options or warrants we may issue
                                               in the future or 1,706,111 shares subject to
                                               warrants and outstanding options issued
                                               pursuant to our stock option plans.
Use of proceeds..............................  For general corporate purposes, including working capital, sales and marketing expenses
                                               and possible acquisitions. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  HSTM

                         ------------------------------

     Except as otherwise indicated, all information in this prospectus:

     - reflects the conversion of a $1,293,000 promissory note payable to Robert
       A. Frist, Jr., our chief executive officer and chairman, into 123,900 shares of our series B preferred stock;

     - reflects the conversion of each outstanding share of our series A and B preferred stock into 2.3148 shares of our common stock upon completion of this offering;

     - reflects the conversion of each outstanding share of our series C preferred stock into 1.3298 shares of our common stock upon completion of this offering; and

     - assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table is a summary of the financial data for our business. You should read this information together with the financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The pro forma condensed statements of operations data assume the acquisition of SilverPlatter Education, Inc., subsequent issuances of our common stock and series B and C preferred stock, the conversion of series A, B and C preferred stock into our common stock, the conversion of notes payable-related party into series B preferred stock and conversion of the series B preferred stock into our common stock and the issuance of our common stock in this offering as described in "Use of Proceeds" as if each of such transactions had occurred as of January 1, 1998.

     The pro forma balance sheet data assume the acquisition of SilverPlatter Education, Inc., subsequent issuances of our common stock and series B and C preferred stock, the conversion of series A, B and C preferred stock into our common stock, the conversion of notes payable-related party into series B preferred stock and conversion of the series B preferred stock into our common stock, and the issuance of our common stock in this offering as described in "Use of Proceeds" as if each of such transactions had occurred as of June 30, 1999.

                                        YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                ---------------------------------------   ----------------------------------
                                                             PRO FORMA                            PRO FORMA
                                                            AS ADJUSTED                          AS ADJUSTED
                                 1996     1997     1998        1998        1998       1999          1999
                                ------   ------   -------   -----------   ------   -----------   -----------
                                                            (UNAUDITED)            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues......................  $  556   $1,268   $ 1,716     $           $  830     $ 1,113       $
Loss from operations..........    (736)    (771)   (1,261)                  (506)     (1,374)
Net loss......................    (779)    (960)   (1,590)                  (647)     (1,478)
Basic and diluted loss per
  share.......................   (0.47)   (0.55)    (0.90)                 (0.37)      (0.77)
Weighted average shares used
  in the calculation of basic
  and diluted loss per
  share.......................   1,659    1,760     1,760                  1,760       1,923

                                                              DECEMBER 31,       JUNE 30, 1999
                                                                  1998       ---------------------
                                                              ------------             PRO FORMA
                                                                 ACTUAL      ACTUAL   AS ADJUSTED
                                                              ------------   ------   ------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $    51      $3,967      $
Working capital (deficit)...................................     (2,854)      2,254
Total assets................................................      1,153       5,297
Long-term debt and capital leases, net of current portion...         32          64
Shareholders' equity (deficit)..............................     (2,285)      2,973

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS MODEL

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     Although we were incorporated in 1990, we did not initiate our online operations until March 1999. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like ours. Our failure to successfully address these risks and uncertainties could have a material adverse effect on our financial condition. Some of these risks and uncertainties relate to our ability to:

     - attract and maintain a large base of end users;

     - develop and introduce desirable services and compelling content;

     - establish and maintain strategic relationships with content and distribution partners;

     - establish and maintain relationships with sponsors and advertisers;

     - respond effectively to competitive and technological developments; and

     - further develop our infrastructure, including additional hardware and software, customer support, personnel and facilities, to support our business.

WE ARE COMPETING IN A NEW MARKET WHICH MAY NOT DEVELOP OR IN WHICH WE MAY FAIL TO GAIN MARKET ACCEPTANCE.

     The market for online continuing education and training in the healthcare industry is new and rapidly evolving. As a result, uncertainty as to the level of demand and market acceptance exposes us to a high degree of risk. We cannot assure you that the healthcare community will accept online continuing education and training as a replacement for, or alternative to, traditional sources of continuing education and training. Market acceptance of online continuing education and training depends upon continued growth in the use of the Internet generally and, in particular, as a source of continuing education and training services. If the market for online continuing education and training fails to develop, develops more slowly than expected or becomes saturated with competitors, or our services do not achieve or sustain market acceptance, our business will suffer.

FAILURE TO EFFECTIVELY MANAGE GROWTH OF OUR OPERATIONS AND INFRASTRUCTURE COULD DISRUPT OUR OPERATIONS AND PREVENT US FROM GENERATING THE REVENUES WE EXPECT.

     We currently are experiencing a period of expansion in our end user traffic, personnel, facilities and infrastructure. Our number of employees nearly doubled between December 31, 1998 and September 30, 1999. In addition, we anticipate a rapid expansion in end user traffic on our Web site and the co-branded Web sites we operate with our distribution partners. To manage our growth, we must successfully implement, constantly improve and effectively utilize our operational and financial systems while aggressively expanding our workforce. We must also maintain and strengthen the breadth and depth of our current strategic relationships while rapidly developing new relationships. Our existing or planned operational and financial systems may not be sufficient to support our growth, and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If our potential growth is not adequately managed, our business will suffer.

WE MAY BE UNABLE TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH OUR CONTENT PROVIDERS OR TO BUILD NEW RELATIONSHIPS WITH OTHER CONTENT PROVIDERS.

     Our success depends significantly on our ability to maintain our existing relationships with the publishers and authors who provide continuing education and training content for our library and our ability to build new relationships with other content partners. Many of our agreements with publishers and authors are non-exclusive, and our competitors offer, or could offer, continuing education and training content that is similar to or the same as ours. If publishers and authors, including our current content partners, offer information to users or our competitors on more favorable terms than those offered to us, our competitive position and our profit margins and prospects could be harmed. In addition, the failure by our content partners to deliver high-quality content and to continuously upgrade their content in response to user demand and evolving healthcare advances and trends could result in user dissatisfaction and inhibit our ability to attract users.

WE MAY BE UNABLE TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS OR TO BUILD NEW RELATIONSHIPS WITH OTHER DISTRIBUTION PARTNERS.

     If we are not successful in developing and enhancing our relationships with distribution partners, we could become less competitive and our revenues could decline. We formed our existing relationships recently, and our distribution partners may not view their relationships with us as significant to the success of their business. As a result, they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors. Arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. As a result, these relationships may not be successful.

OUR FUTURE SUCCESS DEPENDS IN PART ON REVENUES FROM SPONSORSHIPS AND, TO A LESSER EXTENT, ADVERTISING, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET SPONSORSHIP AND ADVERTISING IS UNCERTAIN.

     We plan to derive significant revenues from sponsorships and, to a lesser extent, the sale of advertisements, in conjunction with our online continuing education and training services. The market for corporate sponsorship and advertising on the Internet is new and rapidly evolving. Many sponsors and advertisers have limited experience with Internet sponsorship and advertising, and may ultimately conclude that Internet sponsorship and advertising are not effective relative to traditional sponsorship and advertising opportunities. As a result, the market for sponsorship or advertising on the Internet may not continue to emerge or become sustainable. This makes it difficult to project our future sponsorship and advertising revenues and rates. If the market for Internet sponsorship or advertising fails to develop or develops more slowly than we expect, our business will suffer.

WITHOUT THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS, OUR BUSINESS MAY NOT SUCCEED.

     Given the online nature of our business, without the continued development and maintenance of the Internet infrastructure, we could fail to meet our overall strategic objectives and ultimately fail to generate the user traffic and revenues we expect. This continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and services. Because commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

     The success of our business will rely on the continued improvement of the Internet as a convenient and efficient means of information and content distribution. Our business will depend on the ability of our end users to access and use our courseware, as well as to conduct commercial transactions with us, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our Web sites. Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access.

     The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may impair the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from the "Year 2000" problem. See "-- The Year 2000 problem may adversely affect our business" for a more complete discussion of this risk. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of continuing education and training. The infrastructure and complementary products or services necessary to make the Internet a viable educational media and commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable educational medium and commercial marketplace for the services that we offer.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND COMPETITIVE POSITION IN THE INDUSTRY.

     Our business strategy includes increasing our market share and presence through strategic acquisitions of companies that complement or enhance our business. We may not be able to identify, complete or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

     - expenses and difficulties in identifying potential targets and the costs associated with acquisitions that are not completed;

     - expenses, delays and difficulties of integrating the acquired company into our existing organization;

     - diversion of management's attention from other business matters;

     - expenses of amortizing the acquired company's intangible assets;

     - impact on our financial condition due to the timing of the acquisition;
       and

     - expenses of any undisclosed or potential legal liabilities of the acquired company.

     If realized, any of these risks could cause our business to grow more slowly or suffer financial difficulty.

FINANCIAL RISKS

OUR STOCK PRICE MAY FALL IF OUR PERFORMANCE DOES NOT MEET ANALYSTS' OR INVESTORS' EXPECTATIONS.

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. In addition, our revenues and earnings may vary substantially. However, the actual effect of these factors on the price of our stock will be difficult to assess due to our limited operating history. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors, and the trading price of our common stock may decline.

WE EXPECT NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

     In 1998, we had a pro forma net loss of approximately $1.8 million and, during the first six months of 1999, we had a pro forma net loss of approximately $1.6 million. We expect substantial net losses and negative cash flow for the foreseeable future and significant increases in our operating expenses over the next several years. With increased expenses, we will need to generate significant additional revenues in order to achieve profitability. As a result, we may never achieve or sustain profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY NOT BE ABLE TO MEET OUR STRATEGIC BUSINESS OBJECTIVES UNLESS WE OBTAIN ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

     The proceeds of this offering are expected to be sufficient to meet our cash requirements for at least 12 months. However, we may need to raise additional funds in order to:

     - acquire complementary businesses, technologies, content or products;

     - finance working capital requirements;

     - develop or enhance existing services or products; or

     - respond to competitive pressures.

     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our shareholders.

RISKS RELATED TO SALES, MARKETING AND COMPETITION

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE WHICH COULD REDUCE OUR REVENUES, POTENTIAL PROFITS AND OVERALL MARKET SHARE.

     The market for traditional and online continuing education and training services is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors, both online and offline, many of which have longer operating histories, greater brand name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that online continuing education and training services maintained by our existing and potential competitors will not be perceived by the healthcare community as being superior to ours.

IF WE FAIL TO COLLECT ACCURATE AND USEFUL DATA ABOUT OUR END USERS, POTENTIAL SPONSORS AND ADVERTISERS MAY NOT SUPPORT OUR SERVICES, WHICH MAY RESULT IN REDUCED SPONSORSHIP AND ADVERTISING REVENUES.

     We plan to use data about our end users to expand, refine and target our marketing and sales efforts. We collect most of our data from end users who report information to us as they register for courses on our, or our distribution partners' Web sites. If a large proportion of users impedes our ability to collect data or if they falsify data, our marketing and sales efforts would be less effective since sponsors and advertisers generally require detailed demographic data on their target audiences. In addition, laws relating to privacy and the use of the Internet to collect personal information could limit our ability to collect data and utilize our database. Failure to collect accurate and useful data could result in a substantial reduction in sponsorship and advertising revenues.

RISKS RELATED TO OPERATIONS

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF, OR FAIL TO INTEGRATE, OUR MANAGEMENT TEAM.

     Our future performance will be substantially dependent on the continued services of our management team and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements. We do not have long-term employment agreements with any of our key personnel, other than our chief executive officer, and we do not maintain any "key person" life insurance policies, except on our chief executive officer. In addition, although we do not currently have a full-time chief financial officer, we are in the process of recruiting for this position as well as for additional accounting support personnel. We cannot assure you as to when we will engage a chief financial officer or additional accounting support personnel.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES AND, AS A RESULT, WE MAY NOT BE ABLE TO GROW AS WE EXPECT OR MAINTAIN THE QUALITY OF OUR SERVICES.

     Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers, Web designers and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. If we cannot integrate newly-hired employees into our business, we will not be able to effectively manage our growth. In addition, our inability to hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services.

WE MUST CONTINUE TO UPGRADE OUR TECHNOLOGY INFRASTRUCTURE, OR WE WILL BE UNABLE TO EFFECTIVELY MEET DEMAND FOR OUR SERVICES.

     We must continue to add hardware and enhance software to accommodate the increased content in our library and increased use of our and our distribution partners' Web sites. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our systems may become unstable and may fail to operate for unknown periods of time. Unscheduled downtime could harm our business and also could discourage current and potential end users and reduce future revenues.

OUR DATA AND WEB SERVER SYSTEMS MAY STOP WORKING OR WORK IMPROPERLY DUE TO NATURAL DISASTERS, FAILURE OF THIRD-PARTY SERVICES AND OTHER UNEXPECTED PROBLEMS.

     An unexpected event like a power or telecommunications failure, fire, flood or earthquake at our on-site data facility or at our Internet service providers' facilities could cause the loss of critical data and prevent us from offering our services. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our Web server and network systems and connect us to the Internet. The failure by any of these third parties to provide these services satisfactorily and our inability to find suitable replacements would impair our ability to access archives and operate our systems.

WE MAY LOSE USERS AND LOSE REVENUES IF OUR ONLINE SECURITY MEASURES FAIL.

     If the security measures that we use to protect personal information are ineffective, we may lose users of our services, which could reduce our revenues. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether these security measures could be circumvented by new technological developments. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS.

     The risks posed by the Year 2000 problem could adversely affect our business in a number of significant ways. We rely on third parties to provide much of our software, hardware and Internet access. We have limited or no control over the actions of these third-party suppliers. While we are in the process of obtaining assurances from our suppliers that the products and services they are supplying to us and their internal systems are Year 2000 compliant, we cannot assure you that our third-party suppliers will resolve all Year 2000 problems with their products, services and systems before the occurrence of a material disruption to our business.

     In addition, many of our distribution partners maintain their operations on systems that could be impacted by Year 2000 problems, which could harm our business particularly if demand for our products and services declines while our distribution partners redirect their resources to upgrade their computer systems. Disruptions in the Internet infrastructure arising from Year 2000 problems could also harm our business, financial condition and results of operations. We cannot guarantee that we will not experience disruptions in our service or other disruptions due to Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" for a further discussion of the potential effects of the Year 2000 problem on our business.

RISKS RELATED TO GOVERNMENT REGULATION, CONTENT AND INTELLECTUAL PROPERTY

GOVERNMENT REGULATION MAY REQUIRE US TO CHANGE THE WAY WE DO BUSINESS.

     The laws and regulations that govern our business change rapidly. The United States government and the governments of states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax laws and regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. See "Business -- Government Regulation of the Internet and the Healthcare Industry" for a more complete discussion of these laws and regulations.

WE MAY BE LIABLE TO THIRD PARTIES FOR CONTENT THAT IS AVAILABLE FROM OUR ONLINE LIBRARY.

     We may be liable to third parties for the content in our online library if the text, graphics, software or other content in our library violates copyright, trademark, or other intellectual property rights, our content partners violate their contractual obligations to others by providing content to our library or the content does not conform to accepted standards of care in the healthcare profession. We may also be liable for anything that is accessible from our Web site or our distribution partners' Web sites through links to other Web sites. We attempt to minimize these types of liabilities by requiring representations and warranties relating to our content partners' ownership of, the rights to distribute as well as the accuracy of their content. We also take necessary measures to review this content ourselves. Although our agreements with our content partners contain provisions providing for indemnification by the content providers in the event of inaccurate content, we cannot assure you that our content partners will have the financial resources to meet this obligation. Alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business. See
"Business -- Intellectual Property and Other Proprietary Rights" for a more complete discussion of the potential effects of this liability on our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Our business could be harmed if unauthorized parties infringe upon or misappropriate our proprietary systems, content, services or other information. Our efforts to protect our intellectual property through copyright, trademarks and other controls may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly. Intellectual property infringement claims could be made against us as the number of our competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. In addition, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license or to cease providing the content or services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

ANY REDUCTION IN THE REGULATION OF CONTINUING EDUCATION AND TRAINING IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT OUR BUSINESS.

     Our business model is dependent in part on required continuing education and training for healthcare professionals and other healthcare workers resulting from regulations of state and Federal agencies, state licensing boards and professional organizations. Any change in these regulations which reduce the requirements for continuing education and training for the healthcare industry could harm our business.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF OUR INDUSTRY.

     The stock market has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations, especially in the industry in which we operate, are beyond our control. Regardless of our performance, this volatility could adversely affect the market price of our common stock.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     We have not allocated most of the net proceeds of this offering for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which our shareholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns, which could significantly harm our financial condition and could cause the price of our common stock to decline.

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL CONTROL      % OF
OUR COMMON STOCK AFTER THIS OFFERING.

     After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, beneficially own
     % of our outstanding common stock. These shareholders will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these shareholders.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Tennessee corporate law and our charter and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors, without prior shareholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors, so that no more than three directors could be replaced each year and it would take three successive annual meetings to replace all directors;

     - prohibit shareholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

OUR COMMON STOCK HAS NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock and, following the offering, the trading market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

THE BOOK VALUE OF THE SHARES YOU PURCHASE WILL BE SUBSTANTIALLY LESS THAN THE PRICE YOU PAY FOR THE SHARES.

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing shareholders. The dilution will be
$          per share in the pro forma net tangible book value of the common stock from the initial public offering price. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution. As a result of this dilution, common shareholders purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

APPROXIMATELY                , OR      %, OF OUR TOTAL OUTSTANDING SHARES ARE
RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock
to decline. After this offering, we will have outstanding                shares
of common stock. The                shares offered for sale through the
underwriters will be freely tradable unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters. Of the remaining shares of common stock outstanding after this offering,
               shares will be eligible for sale in the public market beginning
181 days after the date of this prospectus. The remaining                shares
will become available at various times thereafter upon the expiration of one-year holding periods. For a more complete discussion regarding when shares of our common stock will become eligible for sale, see "Shares Eligible for
Future Sale." We also plan to register up to                additional shares of
our common stock after this offering for issuance under our equity plans.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the     shares of common
stock in this offering will be approximately $     million, assuming an initial
public offering price of $          per share and after deducting the
underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the
net proceeds will be approximately $        million.

     We plan to use the net proceeds of this offering for general corporate purposes, including for working capital and sales and marketing initiatives. We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon the completion of the offering. Accordingly, our management will have broad discretion in applying the net proceeds.

     Pending such uses of the net proceeds as discussed above, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently plan to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect (1) the issuance of 26,596 shares of common stock for the acquisition of SilverPlatter Education, Inc. in July 1999; (2) the issuance of 225,000 shares of common stock upon the exercise of options and 2,500 shares of common stock for services provided by an outside consultant; and (3) the issuance of 582,550 shares of series B preferred stock and 627,406 shares of series C preferred stock; and

     - on a pro forma as adjusted basis to give further effect to (1) the conversion of $1,293,000 of notes payable-related party into 129,300 shares of series B preferred stock; (2) the conversion of all outstanding shares of preferred stock into 3,580,373 shares of common stock effective upon completion of this offering; and (3) the sale of shares of common stock in this offering at an assumed initial public
       offering price of $          per share and the application of the net
       proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                     AS OF JUNE 30, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $ 3,967    $15,261        $
                                                              =======    =======        ===
Notes payable-related parties, long-term debt-related party
  and capital lease obligations.............................  $ 1,714    $ 1,464        $
                                                              -------    -------        ---
Shareholders' equity:
  Common stock, no par value; 20,000,000 shares authorized;
     issued and outstanding: 1,991,647 shares, actual,
     2,245,743 shares pro forma and                shares
     pro forma as adjusted..................................  $ 3,057    $ 3,501        $
  Preferred stock, no par value; 5,000,000 shares
     authorized.............................................       --         --         --
  Series A convertible preferred stock, issued and
     outstanding: 76,000 shares actual, 76,000 shares pro
     forma and 0 shares pro forma as adjusted...............      760        760
  Series B convertible preferred stock, issued and
     outstanding: 527,750 shares actual, 1,110,301 shares
     pro forma and 0 shares pro forma as adjusted...........    5,128     10,953
  Series C convertible preferred stock, issued and
     outstanding: 0 shares actual, 627,406 shares pro forma
     and 0 shares pro forma as adjusted.....................       --      6,274
Accumulated deficit.........................................   (5,972)    (5,972)
                                                              -------    -------        ---
  Total shareholders' equity................................    2,973     15,516
                                                              -------    -------        ---
  Total capitalization......................................  $ 4,687    $16,980        $
                                                              =======    =======        ===

     This table excludes the following shares:

     - 915,616 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $2.04 per share;

     - 3,084,084 additional shares reserved for issuance under our stock option plan;

     - 132,450 shares of common stock issuable upon the exercise of a warrant issued to GE Medical Systems in connection with our entering into a development and distribution agreement with them; and

     - 221,300 shares of series B preferred stock in the aggregate issuable upon the exercise of an option issued to each investor in our series A and B preferred stock pursuant to the terms of their respective purchase agreements.

                                    DILUTION

     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering. As of June 30, 1999, our pro forma net tangible book value after giving effect to the acquisition of SilverPlatter Education, Inc. and the issuance of our common stock and our convertible preferred stock in transactions subsequent to June 30, 1999 was a deficit of
approximately $       million, or a deficit of $          per share. Pro forma
net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities, divided by the pro forma shares of common stock outstanding as of June 30, 1999. After giving effect to the conversion of notes payable-related party into series B preferred stock, the conversion of all shares of our preferred stock into our common stock and the
sale of the                shares of common stock offered in this offering, and
after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible book value as of June 30,
1999 would have been $       million, or $          per share. This represents
an immediate increase in pro forma net tangible book value to existing
shareholders of $          per share and an immediate dilution of $          per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
  Pro forma net tangible book value per share at June 30,
     1999...................................................  $
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                        -------
Dilution per share to new investors.........................            $
                                                                        =======

     The following table summarizes, on a pro forma basis as adjusted as of June 30, 1999, the number of shares of common stock purchased from us, the estimated value of the total consideration paid for or attributed to such common stock and the average price per share paid by or attributable to (1) existing shareholders, (2) shareholders converting the series A, B and C preferred stock into common stock and (3) new investors purchasing shares in this offering at an
assumed initial offering price of $          per share, and before deducting
underwriting discounts and commissions and estimated offering expenses payable by us.

                                               SHARES OF COMMON
                                                STOCK PURCHASED
                                                 OR CONVERTED        TOTAL CONSIDERATION
                                              -------------------   ---------------------   AVERAGE PRICE
                                               NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                              ---------   -------   -----------   -------   -------------
Existing shareholders.......................  3,389,210        %    $ 8,705,666        %       $ 2.57
Converting preferred shareholders...........
New investors...............................
                                              ---------     ---     -----------    ----
     Total..................................                100%    $               100%
                                              =========     ===     ===========    ====

     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options or warrants. As of June 30, 1999, there were options and warrants outstanding to purchase 1,560,331 shares of common stock at a weighted average exercise price of $3.25 per share. If any of these options or warrants are exercised, there may be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The selected statement of operations data presented below for the three-year period ended December 31, 1998 and the balance sheet data at December 31, 1996, 1997 and 1998, are derived from our audited financial statements that are included elsewhere in this prospectus. The selected statement of operations data presented below for the two-year period ended December 31, 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from unaudited financial statements that are not included in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1998 and 1999 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited interim results when read in connection with the audited financial statements and notes to those statements. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1999. In July 1999, we acquired SilverPlatter Education, Inc. Please refer to the pro forma financial statements and the audited financial statements of SilverPlatter Education, Inc. included elsewhere in this prospectus.

                                                                                        SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                       -------------------------------------------   ----------------
                                        1994     1995     1996     1997     1998      1998     1999
                                       ------   ------   ------   ------   -------   ------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $  159   $   91   $  556   $1,268   $ 1,716   $  830   $ 1,113
Operating costs and expenses:
  Cost of revenue....................     161      204      475      870     1,057      578       791
  Product development................      76      144      142      294       443      183       765
  Selling, general and administrative
     expenses........................     204      510      675      875     1,477      575       931
                                       ------   ------   ------   ------   -------   ------   -------
          Total operating costs and
            expenses.................     441      858    1,292    2,039     2,977    1,336     2,487
                                       ------   ------   ------   ------   -------   ------   -------
Loss from operations.................    (282)    (767)    (736)    (771)   (1,261)    (506)   (1,374)
Other income (expense)...............      (7)     (44)     (43)    (189)     (329)    (141)     (104)
                                       ------   ------   ------   ------   -------   ------   -------
Net loss.............................  $ (289)  $ (811)  $ (779)  $ (960)  $(1,590)  $ (647)  $(1,478)
                                       ======   ======   ======   ======   =======   ======   =======
Net loss per share -- basic and
  diluted............................  $(0.95)  $(0.99)  $(0.47)  $(0.55)  $ (0.90)  $(0.37)  $ (0.77)
                                       ======   ======   ======   ======   =======   ======   =======
Weighted average shares of common
  stock outstanding..................     303      821    1,659    1,760     1,760    1,760     1,923
                                       ======   ======   ======   ======   =======   ======   =======

                                                     AT DECEMBER 31,                   AT JUNE 30,
                                        ------------------------------------------   ----------------
                                         1994     1995     1996     1997     1998     1998     1999
                                        ------   ------   ------   ------   ------   ------   -------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............  $   62   $   17   $   29   $   84   $   51   $   23   $ 3,967
Working capital (deficit).............    (203)    (165)    (604)  (1,708)  (2,854)  (2,399)    2,254
Total assets..........................     184      418      540      948    1,153      812     5,297
Long-term debt and capital leases, net
  of current portion..................      --       76       57       36       32       37        64
Shareholders' equity (deficit)........     (96)     103     (276)  (1,236)  (2,285)  (1,883)    2,973

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Historically, we have generated our revenues primarily from licensing our Training Navigator software, which we refer to as T.NAV, to healthcare organizations and from the performance of custom multimedia development services. We have established relationships with major healthcare institutions that license our software or contract with us to develop custom multimedia products in a CD-ROM or Web-based format. Clients who license our software pay a one-time license fee for the software and may purchase training content modules for an additional fee. We also provide upgrades, maintenance and technical support for an annual fee. In March 1999, we launched our online continuing education and training service, which uses T.NAV to deliver content over the Internet on a transaction fee basis. In July 1999, we acquired selected assets, assumed certain liabilities and hired all of the employees of SilverPlatter Education, Inc., which owned a series of multimedia CME titles and operated Web sites which marketed these products and provided other information to physicians.

     Revenues from T.NAV software license fees are recognized when the software is delivered. Upgrade, maintenance and technical support revenues is accrued over the term of the service period. We recognize multimedia development revenues based on the percentage of a project that is completed. Revenues from the delivery of our content over the Internet are recognized when goods or services are purchased, typically on a transaction fee basis.

     Historically, we have marketed T.NAV directly or licensed it to resellers to re-brand and distribute under their private label. These resellers pay us a percentage of net revenues on a monthly or quarterly basis recognized from the distribution of T.NAV.

     Currently, we generate revenues from delivery of our content over the Internet on a transaction fee basis when healthcare professionals elect to receive credit for viewing our content, or content licensed from a third-party, through our Web site or the Web site of one of our distribution partners. Healthcare professionals pay for receiving this credit with a credit card. The costs of these sales are in the form of royalties we pay to third-party content owners and distributors and costs we incur to develop content or convert content from traditional media to a Web-enabled format.

     We plan to generate revenues by marketing our Web-based services to healthcare workers through healthcare organizations. Specifically, we will seek to generate revenues from healthcare workers by marketing to their employers or sponsoring organizations. The transaction fees for courseware resulting from this marketing may either be paid by the employer or sponsoring organization or, in the case of healthcare professionals, may be billed directly to the individual. Our LSP model will allow us to host our system in a central data center, therefore eliminating the need for costly onsite installations of our software. Under the LSP model, revenues will be generated by charging for use of our courseware on a per transaction basis, based on usage by the end user. In addition, the LSP model will allow us to generate revenues from healthcare organizations by entering into agreements for administration and hosting services. We will recognize administration and hosting fees ratably over the terms of these agreements.

     To date, we have incurred substantial costs to develop our technologies, create, license and acquire our content, build brand awareness, develop our infrastructure and expand our business, and have yet to achieve significant revenues. As a result, we have incurred operating losses in each fiscal quarter since 1994. We expect operating losses and negative cash flow to continue for the foreseeable future as we plan to significantly increase our operating expenses to help expand our business. These costs could have a material adverse effect on our future financial condition or operating results. We believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely upon them as an indication of our future performance.

RESULTS OF OPERATIONS

  REVENUES AND EXPENSE COMPONENTS

     The following descriptions of the components of revenues and expenses apply to the comparison of results of operations.

     Revenues. Revenues currently consist primarily of sales of multimedia development services for training modules and promotional materials for the healthcare industry. Revenues also include licensing fees and royalties from product sales of proprietary training software to healthcare companies as well as transaction fees from sales of continuing education credit from content delivered over the Internet. We expect that revenues in future periods will be derived primarily from online services to healthcare professionals and healthcare organizations.

     Cost of Revenue. Cost of revenue consists primarily of salaries and employee benefits, materials, and depreciation associated with the development of interactive media projects as well as royalties paid to content providers.

     Product Development. Product development expenses consist primarily of salaries and employee benefits, depreciation, third-party content acquisition costs, costs associated with the development of content and expenditures associated with maintaining and enhancing our Web site and training delivery and administration platform.

     Selling, General and Administrative. General and administrative expenses consist primarily of salaries and employee benefits, facility costs, depreciation and fees for professional services. Sales and marketing expenses consist primarily of salaries and employee benefits, bonuses, advertising, promotions and related marketing costs.

     Other Income/Expense. The primary component of other expense is interest expense related to loans from related parties. The primary component of other income is interest income related to interest earned on cash and cash equivalents.

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Revenues. Revenues increased 34.1% from $830,000 for the six months ended June 30, 1998 to $1,113,000 for the six months ended June 30, 1999. The increase in revenues was due to increased sales and marketing of our T.NAV product and multimedia development services as well as increased production capacity due to an increase in the size of our production staff.

     Cost of Revenue. Cost of revenue increased 36.9% from $578,000 for the six months ended June 30, 1998 to $791,000 for the six months ended June 30, 1999. The increase is primarily attributable to increased volume of business. As a percentage of revenues, cost of revenue decreased from 69.6% for the six months ended June 30, 1998 to 71.1% for the six months ended June 30, 1999.

     Product Development. Product development expenses increased 318.0% from $183,000 for the six months ended June 30, 1998 to $765,000 for the six months ended June 30, 1999. The increase was primarily attributable to increased hiring of production staff and the issuance of a warrant to purchase shares of our common stock to GE Medical Systems in connection with entering into an agreement pursuant to which GE Medical Systems will distribute some of our continuing education and training content. We recognized product development expense of $258,000 upon issuance of the warrant. As a percentage of revenues, product development expenses increased from 22.0% for the six months ended June 30, 1998 to 68.7% for the six months ended June 30, 1999. The increase as a percentage of revenues was due to significant upfront product development expenses incurred to implement our online service, including salaries and employee benefits associated with increased content conversion and development of new releases of our software and the issuance of the warrant to GE Medical Systems. We anticipate significant additional product development expenses in future periods due to salaries and employee benefits associated with increased content conversion and development of online administrative tools for our LSP model.

     Selling, General and Administrative. Selling, general and administrative expenses increased 61.9% from $575,000 for the six months ended June 30, 1998 to $931,000 for the six months ended June 30, 1999. As a percentage of revenues, selling, general and administrative expenses increased from 69.3% for the six months ended June 30, 1998 to 83.6% for the six months ended June 30, 1999. The increase was primarily due to increased personnel costs associated with new employees and other employee compensation expenses and an increase in advertising and marketing expenditures, professional service fees, and facility expenses. We expect to incur significant selling, general and administrative expenses as we hire additional personnel and increase our advertising and marketing expenses to support our planned growth.

     Other Income/Expense. Other expense decreased 26.2% from $141,000 for the six months ended June 30, 1998 to $104,000 for the six months ended June 30, 1999. The decrease was primarily due to a conversion by a related party of $1,250,000 of indebtedness into shares of series B preferred stock, which was partially offset by an increase in interest expense on capital leases. In addition, other income increased from $1,000 for the six months ended June 30, 1998 to $35,000 for the six months ended June 30, 1999, due to a higher average net cash and cash equivalents balance as a result of our issuance of preferred stock.

     Net Loss. Net loss increased 128.4% from $647,000 for the six months ended June 30, 1998 to $1,478,000 for the six months ended June 30, 1999 due to the factors described above.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues increased 35.3% from $1,268,000 in 1997 to $1,716,000 in 1998. The increase in revenues was driven in part by $166,000 in revenues realized from the distribution of our T.NAV software through a newly added reseller. Revenues also increased due to increased production capacity and increased sales efforts.

     Cost of Revenue. Cost of revenue increased 21.5% from $870,000 in 1997 to $1,057,000 in 1998. The increase was primarily attributable to increased volume of business. As a percentage of revenues, cost of revenue decreased from 68.6% in 1997 to 61.6% in 1998. The decrease as a percentage of revenues was primarily attributable to an increase in the proportion of development work performed in-house and an increase in efficiencies in our development process.

     Product Development. Product development expenses increased 50.7% from $294,000 in 1997 to $443,000 in 1998. As a percentage of revenues, product development increased from 23.2% in 1997 to 25.8% in 1998. The increase was primarily due to increased product development costs associated with the conversion of educational and training content to a Web-enabled format as well as from the addition of production and technology personnel.

     Selling, General and Administrative. Selling, general and administrative expenses increased 68.8% from $875,000 in 1997 to $1,477,000 in 1998. As a percentage of revenues, selling, general and administrative expenses increased from 69.0% in 1997 to 86.1% in 1998. The increase was primarily due to an expansion of our sales force, client services staff and senior management and related recruitment fees and increased marketing, branding campaigns and support cost.

     Other Income/Expense. Other expense increased 74.1% from $189,000 in 1997 to $329,000 in 1998. The increase was primarily attributable to an increase of $146,000 in interest expense due to additional related party loans incurred to fund operations.

     Net Loss. Net loss increased 65.6% from $960,000 in 1997 to $1,590,000 in 1998 due to the factors described above.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased 128.1% from $556,000 in 1996 to $1,268,000 in 1997. The increase in revenues was driven primarily by increased production capacity through an increase in personnel from 25 employees at the end of 1996 to 41 employees at the end of 1997. We also began to realize revenues from sales of our T.NAV system in 1997.

     Cost of Revenue. Cost of revenue increased 83.2% from $475,000 in 1996 to $870,000 in 1997. The increase was primarily attributable to increased volume of business. As a percentage of revenues, cost of revenue decreased from 85.4% in 1996 to 68.6% in 1997. The decrease as a percentage of revenues was primarily due to an increase in the proportion of development work performed in-house and an increase in the efficiencies in our development process.

     Product Development. Product development expenses increased 107.0% from $142,000 in 1996 to $294,000 in 1997. The increase in costs was primarily due to increased variable expenses associated with the development of multimedia content as well as from additional production and technology personnel. As a percentage of revenues, product development decreased from 25.5% in 1996 to 23.2% in 1997.

     Selling, General and Administrative. Selling, general, and administrative expenses increased 29.6% from $675,000 in 1996 to $875,000 in 1997. The increase was primarily due to an expansion of our sales force, client services staff and senior management and related recruitment fees and increased marketing campaigns and support cost. As a percentage of revenues, selling, general and administrative expenses decreased from 121.4% in 1996 to 69.0% in 1997. The decrease as a percentage of revenues was attributable to slower growth of our sales force than the growth of our customer base.

     Other Income/Expense. Other expense increased 339.5% from $43,000 in 1996 to $189,000 in 1997. The increase was primarily attributable to increased interest expense due to additional related party loans incurred to fund operations

     Net Loss. Net loss increased 23.2% from $779,000 in 1996 to $960,000 in 1997 due to the factors set forth above.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations largely through the private placement of equity securities, loans from a related party and, to a lesser extent, from revenues generated from custom development fees and product sales.

     Our current ratio at December 31, 1997, 1998 and June 30, 1999 was 0.2 to 1, 0.2 to 1 and 2.0 to 1, respectively.

     Net cash used in operating activities was $705,000, $872,000 and $1.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in operating activities for the six months ended June 30, 1999 was $1.1 million. Cash used in operating activities from January 1, 1996 through June 30, 1999 was attributable to funding net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in deferred revenues, accrued liabilities and accounts payable.

     Net cash used in investing activities was $113,000, $240,000 and $209,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in investing activities for the six months ended June 30, 1999 was $175,000. Cash used in investing activities was for the purchase of property and equipment.

     Cash provided by financing activities was $831,000, $1.2 million and $1.4 million for the years ended December 31, 1996, 1997 and 1998, respectively. For the six months ended June 30, 1999, cash provided by financing activities was $5.2 million and was attributable to the issuance of $5.5 million of preferred stock. As of June 30, 1999, our primary source of liquidity was $4.0 million of cash and cash equivalents. As of this date, we had no bank credit facility.

     On August 23, 1999 we called the remainder of the commitments made pursuant to a round of equity financing completed in April and May 1999. The total amount raised under the remainder of these commitments was approximately $5.0 million. Holders of series A preferred stock and series B preferred stock were also granted an option to purchase an aggregate of 221,300 shares of our series B preferred stock, which expires on October 15, 1999.

     We raised an additional $6.3 million in connection with the sale of an aggregate of 627,406 shares of our series C preferred stock in August and September 1999.

     In July and August 1999, a related party exercised options to purchase an aggregate of 225,000 shares of common stock for $225,000.

     As of September 30, 1999, we had approximately $14.0 million in cash.

     Our indebtedness consists of a promissory note in the principal amount of $1,293,000 payable to Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors. Interest is charged at the lesser of a designated brokerage account rate and 10.5%. This note is payable in full or can be converted into 129,300 shares of our series B preferred stock, at Mr. Frist's option, upon completion of this offering. Mr. Frist has indicated to us his intent to convert the note into shares of series B preferred stock.

     We expect to incur significantly higher costs, particularly content creation costs and sales and marketing costs, to grow our business. For 1999, we expect total marketing costs, and related capital expenditures, to be approximately $729,000, $273,000 of which had been expended through June 30, 1999.

     We believe that the net proceeds from this offering, together with current cash and cash equivalents and any cash generated from operations, will be sufficient to meet anticipated cash needs for working capital, capital expenditures and acquisitions for at least the 12 months following this offering. Our growth strategy also includes acquiring companies that complement our products and services. We anticipate that these acquisitions, if any, will be effected through a combination of stock and cash consideration. Failure to generate sufficient cash flow from operations or raise additional capital when required during or following that period in sufficient amounts and on terms acceptable to us could harm our business, results of operations and financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that we classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The adoption of SFAS No. 130 had no effect on our financial statements contained in this prospectus.

     In 1998, we adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires companies to report selected segment information when certain tests are met. We have determined that we operate in only one reportable segment meeting the applicable tests.

     As of January 1, 1998, we adopted Statement of Position, or SOP, 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet a company's internal needs without the intent to market externally. The adoption of SOP 98-1 had no effect on our financial statements contained in this prospectus.

     As of January 1, 1998, we adopted SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 establishes standards for reporting and presenting start-up costs in a full set of general purpose financial statements. Start-up costs, including organizational costs, are expensed as incurred under this SOP. The adoption of SOP 98-5 had no effect on our financial statements contained in this prospectus.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits -- an amendment of FASB Statement Nos. 87, 88 and 106, which is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 had no effect on our financial statements contained in this prospectus.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective as amended for fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not expect the adoption of SFAS No. 133 to have a material effect on our financial statements.

     In December 1998, the American Institute of Certified Public Accountants, or AICPA, issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. We are required to implement SOP 98-9 for the year ending December 31, 2000. We do not expect adoption of SOP 98-9 to have a material effect on our financial statements.

YEAR 2000

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates falling on or after January 1, 2000 from earlier dates. Many software and computer systems used by businesses and governmental agencies may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and comply with Year 2000 requirements.

     We are conducting a comprehensive review of both information technology and non-information systems to ensure that they are, or prior to the end of 1999 will be, Year 2000 compliant. Significant information technology systems include our production system, composed of the servers, networks and software that comprise the underlying technical infrastructure that runs our business, and various internal office systems. Our significant non-information technology systems include our telephone systems, air conditioning and security system. Our Year 2000 review project includes the following phases:

     - conducting a comprehensive inventory of our internal systems and the systems acquired or to be acquired by us;

     - assessing and prioritizing any required remediation;

     - remediating any problems by repairing or, if appropriate, replacing the non-compliant systems; and

     - testing all remediated systems for Year 2000 compliance.

     Based upon the results of our review to date, it appears that there are no significant Year 2000 issues within our systems that would have a negative effect on our ability to conduct business. In addition to assessing the readiness of our systems, we have gathered information from, and have directly communicated through written correspondence, telephone calls and in face-to-face meetings with, our third-party systems and software vendors, as well as other suppliers, to identify and, to the extent possible, resolve issues involving the Year 2000 problem. Based on representations made to us by applicable suppliers, we believe that the third-party software and systems that are material to our business are Year 2000 compliant. However, we have limited or no control over the actions of our third-party suppliers.

Thus, while we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot assure you that our third-party suppliers will resolve all Year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of material third-party suppliers to resolve Year 2000 problems with their systems in a timely manner would have a negative effect on our ability to conduct business.

     To date, we have spent approximately $90,000 on Year 2000 compliance issues and expect to incur approximately an additional $30,000 in connection with evaluating and addressing these issues. We expect to pay for these expenses from our working capital. Most of our expenses have related to operating costs associated with the time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. These expenses, if higher than anticipated, could have a negative effect on our financial condition.

     We expect to identify and resolve by October 15, 1999 all Year 2000 problems that could harm our business, financial condition or operating results. We cannot assure you, however, that we will achieve full Year 2000 compliance before the end of 1999. A failure of our computer systems or the failure of our suppliers or customers to effectively upgrade their software and systems for transition to the Year 2000 could harm our business, financial condition and results of operations. In addition, we cannot be certain that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, that could prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our services, any of which could have a material adverse effect on our business, financial condition and results of operations.

     We completed an acquisition during 1999 and are finalizing the integration of the systems of the acquired business into our operations. Those systems are included in our Year 2000 review. For any other acquisitions that we may complete prior to the end of 1999, we will evaluate the extent of the Year 2000 problems associated with the potential acquisitions and the cost and timing of remediation. This work will be done as part of the due diligence process as well as post-acquisition integration. We cannot assure you, however, that the systems of any acquired business will be Year 2000 compliant when we acquire them or will be capable of timely remediation.

     As discussed above, we are engaged in an ongoing Year 2000 assessment. We have taken the results of our assessment into account in determining the nature and extent of our contingency plans. We have established a contingency plan to remedy issues for a key element of our production system. If the planned remediation is not successful by November 15, 1999 we will execute our contingency plan. This plan will involve outsourcing the service and could be implemented within a reasonable time frame.

MARKET RISK

     We are exposed to market risk from changes in interest rates. We do not believe that we have any foreign currency exchange rate risk or commodity price risk.

     As of December 31, 1998, we had solely fixed rate debt. Debt instruments with both fixed and variable interest rates carry a degree of interest rate risk. Fixed rate debt may have its fair value affected if interest rates change, and variable rate debt may incur a higher cost if interest rates rise.

     At December 31, 1998 and June 30, 1999, the fair value of our total fixed rate debt was estimated to be $2.9 million and $171,000, respectively, based on our current incremental borrowing rate for similar types of borrowing arrangements. At this borrowing level, a hypothetical 10% decrease in interest rates on the fixed rate debt would increase the fair value of the debt by approximately $279,000 and $2,200, respectively. The amount was determined by considering the effect of the hypothetical interest rate decrease on our borrowing cost at December 31, 1998 and June 30, 1999 borrowing levels.

     Subsequent to December 31, 1998, we converted approximately $1.5 million of the notes payable -- related party to equity. We converted the interest rate payable on the remaining note payable from a fixed interest rate to a variable interest rate. At June 30, 1999, the fair value of our total variable debt was estimated to be $1.5 million, which approximated carrying value based on our current incremental borrowing rates for similar types of borrowing arrangements. At this borrowing level, a hypothetical 10% adverse change in interest rates on the variable rate debt would increase interest expense and increase net loss by approximately $85,000. The amount was determined by considering the impact of the hypothetical interest rate increase on our borrowing cost at the June 30, 1999 borrowing level.

     At June 30, 1999, we had $4.0 million of cash and cash equivalents, which we have invested on a short-term basis. At this investment level a hypothetical 10% decrease in the interest rate would decrease interest income and increase net loss by approximately $18,000.

     The above market risk discussion and the estimated amounts presented are forward-looking statements of market risk assuming the occurrence of certain adverse market conditions. Actual results in the future may differ materially from those projected as a result of actual developments in the market.

                                    BUSINESS

OVERVIEW

     We are pioneering a comprehensive Web-based solution to the continuing education and training needs of the healthcare community utilizing our proprietary technology. Continuing education and training for healthcare workers is often mandated by federal, state and professional licensing agencies. We currently provide one of the largest online libraries of continuing education and training content for doctors, nurses, allied health professionals and other healthcare workers through our network of distribution partners, which reaches more than 400 health Web sites, 2,000 hospitals and clinics and 400,000 healthcare professionals. We are developing and implementing a comprehensive set of online administrative and management tools which we will host on an ASP basis and which will enable healthcare administrators to configure training to meet the precise needs of different groups of employees, modify training materials and monitor the results of training. We believe that our comprehensive online solution will result in lower costs and enhanced access in comparison to traditional continuing education and training, provide a superior user experience in terms of convenience and breadth of content, increase distribution opportunities for providers of content and improve the efficiency of licensing content for distributors.

     Through strategic relationships with our content partners, including Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation and Challenger Corporation, we have amassed over 1,000 hours of continuing education and training content throughout a range of medical specialities. We currently distribute over 675 hours of this continuing education and training content to healthcare professionals and other healthcare workers through our network of strategic distribution partners, which includes GE Medical Systems, Medsite.com, IDX.com, PhyCor and HealthGate. We plan to leverage our existing relationships with premier healthcare institutions and our position as a neutral content provider to extend our position as a leading aggregator of continuing education and training content for the healthcare industry.

     We launched our online continuing education and training service in March 1999. We were incorporated in 1990 as NewOrder Media, Inc. and began developing multimedia presentations and interactive presentation systems for a variety of businesses, with the majority of our customer base in the healthcare industry. In 1993, we began development of our education management system that serves as the application for our online continuing education and training service, and in 1996 we began deploying this application as a network and stand-alone product. We are currently focusing on providing transaction-based services delivered over the Internet rather than providing installed software.

     We believe that our combination of high quality continuing education and training content and the reach of our distribution partnerships positions us to be a leading provider of comprehensive Web-based solutions to the continuing education and training needs of the healthcare community.

INDUSTRY BACKGROUND

  Continuing Education in the Healthcare Industry

     The increase in the number of healthcare professionals, new therapeutic treatments and procedures, and innovations in medical technology have all led to greater demand for information exchange. To keep abreast of the latest developments and to meet licensing and certification requirements, healthcare professionals must obtain continuing education. In addition, government regulations and accrediting bodies require employers to provide healthcare professionals and other healthcare workers with training on an increasing number and variety of topics. Simultaneously, the healthcare industry has come under intense pressure to reduce costs as a result of reductions in government reimbursement and increased participation of patients in managed care programs. We believe these pressures in the industry have led to an increased demand for high quality, low cost continuing education and training solutions.

     Healthcare services in the U.S. are delivered by over 600,000 active physicians, 2.3 million nurses, 5.0 million allied healthcare professionals and
2.4 million non-clinical healthcare workers. The healthcare industry spends over $6.0 billion annually on continuing education and training, including over $3.0 billion on continuing medical education, or CME, for physicians and continuing education units, or CEU, for nurses. According to a recent study, healthcare workers receive more training than workers in any other industry, with approximately 82% of all healthcare workers receiving some kind of continuing education or work-related training every year.

     Regulations administered by various state and Federal agencies require continuing education and training for healthcare professionals and other healthcare workers. Continuing education and training typically consist of educational programs that bring healthcare workers up to date in a particular area of knowledge or skills. State licensing boards, professional organizations and employers require physicians and selected healthcare professionals to fulfill continuing education and training requirements and to certify annually that they have accumulated a minimum number of CME or CEU hours to maintain their licenses. For physicians, these licensing boards require up to 50 CME hours per year. In addition, many specialty boards, including the American Board of Family Practice and the American Board of Surgery, require doctors to obtain CME hours that are accredited by these organizations to maintain their specialty certification. Other agencies, including the Occupational Safety and Health Administration, or OSHA, the Healthcare Financing Administration, or HCFA, and the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO, require hospitals and other healthcare providers to provide employees with various types of workplace safety training.

     The continuing education and training market in the healthcare industry is highly fragmented, with thousands of providers offering a limited selection of programs on specific topics. There are over 600 providers of CME accredited by the Accreditation Council for Continuing Medical Education, or ACCME. The sheer volume of healthcare information available to satisfy continuing education needs, rapid advances in medical developments and the time constraints that healthcare professionals face make it extremely difficult to stay current and to quickly and efficiently access the continuing education content most relevant to their practice or profession. Historically, healthcare professionals have received continuing education and training through offline publications, such as medical journals and CD-ROMs, and by attending conferences and seminars. In addition, other healthcare workers and pharmaceutical and medical equipment manufacturers' sales and internal regulatory personnel usually fulfill their education and training needs through instructor-led programs from external vendors or internal training departments. Although these existing approaches satisfy continuing education and training requirements, they are limited in the following ways:

     - Seminars and instructor-led training may be inconvenient and costly to attend and may result in lost productivity.

     - Continuing education and training courses offered locally may be limited in terms of breadth of offering and timeliness and may be costly to produce on a per user basis.

     - Administrators find it difficult to review and assess results, track employee compliance with certification requirements and respond to the effectiveness of education and training programs.

The inefficiencies inherent in traditional methods of providing continuing education and training, combined with the time constraints and the increased cost pressures in the healthcare industry, have prompted healthcare professionals and organizations to improve information exchange and consider alternative training methodologies.

  Growth of the Internet

     The Internet has emerged as a mass communications and commerce medium that enables millions of people worldwide to share information, communicate and conduct business. International Data Corporation, or IDC, estimates that the number of Internet users in the U.S. will increase from approximately 80.8 million in 1999 to approximately 177 million by the end of 2003. Increasingly, the Internet is being used for electronic commerce between businesses. Forrester Research, Inc. estimates that the volume of electronic commerce among businesses over the Web in the U.S. will increase from $109 billion in 1999 to more than $1.3 trillion in 2003.

     The Internet allows content delivery in a manner not possible through traditional broadcast and print media. Although these traditional media can reach large audiences, they generally are limited to a specific geographic area, can deliver only limited content and are not effective for quickly distributing customized content. The Internet, on the other hand, offers immediate access to dynamic and interactive content, enables the content to be customized toward a specific audience of users and provides instantaneous and targeted feedback. As a result, the Internet has become an important alternative to traditional broadcast and print media, enabling content providers to aggregate vast amounts of information and to organize and deliver that information in a personalized, easy-to-use and cost-effective manner. As bandwith availability continues to increase, the delivery of full-motion video will become more widespread, allowing for richer content. These characteristics, combined with the rapid growth of the Internet, have created a new channel to distribute and access timely and dynamic content.

     The Internet is also enabling businesses to eliminate the burden of buying and running expensive and high maintenance computer systems and software packages by outsourcing these services to a centralized provider. An increasing number of businesses are accessing applications over the Internet rather than through dedicated private networks. New classes of software companies, including ASPs, are providing a growing array of traditionally packaged software applications over the Internet on a per transaction or subscription basis. ASPs are attractive as they allow companies to focus on their core business by eliminating the need to maintain and update large-scale software applications, and reducing the capital expenditures required to keep up with leading technologies. We believe that as more companies have integrated the Internet into their daily work flow, the demand for outsourced packaged software has significantly increased.

  Convergence of the Internet and Online Healthcare Education Services

     Participants in the healthcare industry are increasingly relying on the Internet for communication and the delivery of information. There are currently over 10,000 Web sites providing healthcare and healthcare-related information. Many of these Web sites cater to the needs of healthcare professionals and are seeking to become an integral part of the delivery of healthcare services. Recently, an increasing number of traditional offline services in the healthcare industry have begun to migrate online, including insurance enrollment verification, prescription writing, supply purchases, storage and accessing of medical records and claims filing and processing. In addition, physicians are using the Internet as a valuable tool to access the latest medical information. According to a June 1998 PERQ/HCI report, over 50% of physicians accessed medical information online. In addition, we believe healthcare professionals and other healthcare workers are increasingly able to access the Internet from work.

     We believe the healthcare continuing education and training market is particularly well-suited for business-to-business e-commerce and online services because of the high degree of fragmentation among the healthcare community, the industry's dependence on a high volume of information exchange and the inefficiencies inherent in the existing methods of information exchange. The emergence of the Internet enables the delivery of a greater breadth and depth of continuing education and training for healthcare professionals and other healthcare workers more cost effectively and conveniently than traditional methods. The Internet allows for the aggregation and delivery of large amounts of varied and highly specific content. Web-based delivery allows healthcare professionals and other healthcare workers a significant degree of scheduling and geographic flexibility in meeting their continuing education and training requirements, saving them and their employers travel expenses and limiting productivity losses.

THE HEALTHSTREAM SOLUTION

     We are pioneering a comprehensive Web-based solution to the continuing education and training needs of the healthcare community utilizing our proprietary technology. We bring authors and publishers of continuing education and training content, including both commercial publishers and educational institutions, together with end users, which include healthcare professionals, other healthcare workers and healthcare organizations, through our network of distribution partners, including health Web sites, healthcare equipment vendors and healthcare providers. We are also developing a comprehensive set of online administrative and management tools, based on our existing installed software products, which we will host on an ASP basis and which will enable healthcare administrators to configure training to meet the precise needs of different groups of employees, modify training materials and monitor the results of training. We believe our services will provide a comprehensive online continuing education and training solution for our end users, distribution partners and content partners.

  Value to End Users

     Comprehensive Continuing Education and Training Offerings. We offer healthcare professionals and other healthcare workers a centralized location to satisfy their continuing education and training needs. We provide one of the largest online libraries of continuing education and training content covering a range of medical specialties. We organize and list our course offerings according to profession and specialty. In addition, our course listings can be targeted to specific audiences and interests. Our content comes from a broad range of leading medical education institutions, commercial providers and professional groups such as Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation and Challenger Corporation.

     Cost-Effective Continuing Education and Training. We believe our online solution will reduce the cost of meeting continuing education and training requirements to the healthcare community. By eliminating the need for travel and expensive in-house programs, we estimate that we can significantly reduce the cost of continuing education and training. Our end users pay for our services on a per transaction and/or subscription basis, eliminating the need for substantial up-front expenditures.

     Convenient Access and Compelling User Experience. We offer healthcare professionals and other healthcare workers a convenient, efficient and easy to use system. Our online service allows our end users the freedom to utilize our services when it is convenient for them. Users of our service have immediate access to a broad selection of continuing education and training programs and instantaneous and targeted feedback from anywhere there is an Internet connection, any time, day or night. We provide course selection and registration interfaces that make it simple for healthcare professionals to find, enroll in and purchase the educational programs they are seeking. In addition, upon completion we enable users to print certificates of completion to submit to regulatory authorities. In the event a user has a question, they can either call one of our customer service representatives or communicate with a representative through an online live chat technical support service.

     Convenient and Cost-Effective Access to and Administration of Education and Training Services for Healthcare Providers. We will offer organizations which employ healthcare workers the ability to provide access to high quality content on a cost-effective basis as a means of providing for the continuing education and training needs of their employees. Currently, these organizations often pay for the cost of meeting continuing education and training requirements. Our services allow these organizations to contribute to and enhance the content provided through our service and to configure training to meet the specific needs of different groups of employees. In addition, we plan to provide administrators with the ability to track compliance with certification requirements and measure the effectiveness and results of training.

  Value to Distribution Partners

     Comprehensive Continuing Education and Training Solution. We offer our distribution partners a comprehensive online continuing education and training solution that includes our software platform and one of the largest online libraries of continuing education and training content. Most of our distribution partners provide online access to continuing education and training as an ancillary service to their core businesses. To drive traffic to their Web sites, our distribution partners want to provide their online users with a compelling continuing education and training experience. Our comprehensive solution delivers these services to our distribution partners without the need to purchase or create content, maintain customer service for continuing education and training, or purchase, install or develop specialized delivery software. We also create customized programs to meet our partners' specific needs.

     Premier Healthcare Content. We offer our distribution partners access to content from premier healthcare organizations through our established relationships with medical education and professional institutions and commercial publishers such as Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation and Challenger Corporation. We have the exclusive right to distribute some of these institutions' content online. Our relationships with these organizations will allow our distribution partners to distinguish themselves from their competitors by providing high quality continuing education and training content.

     Substantial Recurring Traffic. We offer our distribution partners a predictable source of online traffic due to the recurring nature of regulated continuing education and training requirements. Physicians and nurses are required to complete a certain amount of continuing medical education every year. Allied healthcare professionals and other healthcare workers may also be required by their employers or regulatory agencies to complete relevant continuing education and training annually. We believe these users will visit Web sites that provide a convenient and compelling experience to meet their continuing education and training requirements. Because our system enables our distribution partners to store, track and generate reports about regulatory requirements and completed coursework, they can become a repository of a healthcare professional's continuing education and training data, creating a compelling relationship between themselves and the healthcare professional. In addition, we believe visits by online users accessing our service through one of our distribution partners' Web sites should be substantially longer than a typical online experience due to the nature of our product offering. This recurring and "sticky" base of traffic will complement the other services provided by our distribution partners.

  Value to Content Partners

     Compelling Distribution Channel. We believe we offer our content partners the largest online distribution channel, which is expected to reach 400 health Web sites, 3,000 hospitals and 400,000 healthcare professionals. Through our distribution channels, our content partners can realize new product sales by targeting a broader audience than they could on their own.

     Comprehensive Outsourcing Solution. By providing a comprehensive conversion and distribution solution, we enable our content partners to focus on their core competency of producing and authoring content and to reallocate resources they may have used to develop their own delivery systems and distribution partnerships. In addition, our online solution will provide content partners access to valuable comparative data about customer use, demographic characteristics and response to their content offerings. The data will also allow our content partners to assess how users perform on their content offerings, which allows our partners to refine their materials.

     Significant Expertise in Content Conversion. We offer publishers and authors of continuing education and training content our experience in producing online materials for the healthcare industry. We provide customers with a complete set of proprietary tools which enables them to quickly and inexpensively develop online courseware. Our template-driven development process allows courseware to be produced at a lower cost. For example, we have developed several successful new electronic products, including hybrid CD-online textbooks developed for leading traditional medical publishers.

GROWTH STRATEGY

     Our objective is to be the leading provider of complete Web-based continuing education and training solutions for the healthcare community. We plan to achieve this objective by pursuing the following strategies.

     Expand and Enhance Our Online Continuing Education and Training
Library. We plan to expand our online continuing education and training library through proprietary development and licensing arrangements. We also plan to grow our library through acquisitions, such as our recently completed acquisition of SilverPlatter Education, Inc., a provider of CD-ROM and Web-based CME for physicians. We plan to use our existing relationships with premier healthcare institutions and our position as a neutral content provider to strengthen our position as a leading aggregator of continuing education and training content for the healthcare industry. Our strategy is to acquire a large collection of courses across multiple clinical education and training topics and then to supplement those acquired courses with courses licensed from other content providers on an exclusive or non-exclusive basis. We believe this strategy is the most cost-effective and efficient way to create a substantial barrier to entry for other prospective providers of online continuing education and training content.

     Develop Strategic Relationships to Enhance Distribution. We have strategic relationships with a network of distribution partners which is expected to reach more than 400 health Web sites, 3,000 hospitals and 400,000 healthcare professionals. We plan to increase our distribution reach and market share through developing additional strategic and distribution relationships. We believe that potential distribution partners will be attracted to our position as a neutral content provider, the recurring nature of continuing education and training requirements and the time a typical user of our service spends on our Web site or one of our distribution partners' Web sites. We are primarily pursuing distribution relationships with three main groups: Web sites that target healthcare professionals; healthcare providers, such as hospitals and clinics, that provide continuing education and training content to their professionals and other healthcare workers; and pharmaceutical and equipment manufacturers that promote their products and services to healthcare professionals and train their sales forces.

     Implement a Focused Branding Strategy. We plan to develop HealthStream as the leading brand for online continuing education and training solutions in the healthcare community. To achieve this objective, we will market our HealthStream brand to end users, leading authors and publishers of continuing healthcare education content and leading health Web sites, healthcare equipment vendors and healthcare providers. We will not attempt to achieve widespread consumer recognition outside of the healthcare community. Instead, we will seek to establish our brand among our targeted group of end users and potential content and distribution partners in the healthcare community to drive not only sales to these end users but increased adoption by content and distribution partners. In marketing directly to these potential partners, we will focus on our ability to provide our content partners with compelling distribution channels and to provide our distribution partners with premier content from a broad range of sources. In addition, we will continue to focus on generating additional brand equity through co-branding arrangements with our distribution partners.

     Enhance Online Product Offerings Through Learning Service Provider
Model. We plan to offer an online solution that allows organizations to provide access to our continuing education and training services through an ASP-type approach, which we refer to as our LSP model. Under the LSP model, our training software is hosted in a central data center that allows end users Web-based access to our continuing education and training services, eliminating the need for onsite installations of software. Our LSP model also includes a set of administrative and management tools which enable administrators to configure and modify training materials and monitor training expenses. We plan to leverage the existing functionalities of our training software that is installed at more than 250 hospitals and clinic locations, including facilities owned and operated by Gambro Healthcare, Columbia/HCA Healthcare Corporation and The Cleveland Clinic Foundation. We plan to transition those organizations to our LSP model, under which they will begin to pay for these services on a per transaction or subscription basis, eliminating the need for upfront capital expenditures. By reducing capital outlays, we believe that selling our continuing education and training solution as a service will accelerate customer purchase decisions and increase adoption among new customers.

     Expand Multiple Revenue Sources. We plan to leverage the recurring nature of our end user visits by providing additional products and services. We believe the demographics of our audience and our high-quality content offerings provide significant opportunities to develop multiple sources of revenue. In addition to our transaction-based courseware sales, we plan to generate e-commerce revenues from direct and indirect sales of related continuing education and training products. We are also developing products that capitalize on our ability to gather data regarding users of our service and we plan to expand our ability to capture advertising and sponsorship revenue from pharmaceutical and medical equipment companies as well as healthcare providers.

HEALTHSTREAM SERVICES

     We provide our complete Web-based continuing education and training services to two types of end users in the healthcare community: individual healthcare professionals and healthcare organizations.

  Services for Healthcare Professionals

     Most healthcare professionals are responsible for meeting their own continuing education requirements. We enable these healthcare professionals to meet their continuing education requirements by obtaining credit through use of our online courseware. We deliver our online courseware to healthcare professionals through multiple, co-marketed Web sites offered in partnership with health Web sites, academic and medical institutions, pharmaceutical and equipment manufacturers and healthcare providers. Healthcare professionals and other healthcare workers can sign up to become registered users of our service after accessing our log-in screen at our or any one of our distribution partners' Web sites. Each of these Web sites is based upon our standard template but is customized to match the look and feel of the Web site of the referring distribution partner. Our services for healthcare professionals include:

     Online Courseware. The online courseware available through our network of co-branded Web sites and our HealthStreamUniversity.com Web site is targeted to healthcare professionals and includes primarily CME and CEU accredited content. We organize our offerings on these Web sites by profession and specialty. The content available from our library can be targeted to the specific interests of a distribution partner's audience. Users access our catalog of courseware and may select those offerings they wish to view. Users are guided through the courses, usually in the form of a series of lessons and quizzes. Upon successful completion of a course, the user is given the option of receiving continuing education credit. If the user elects to receive credit, a printable certificate will be issued. We acquire, license and develop our course content from and in partnership with a broad range of commercial publishers and educational institutions. To augment our library of courseware, we work with healthcare organizations, publishers and authors of healthcare content to convert their continuing education courses and materials from traditional media to a Web-enabled format. In some cases, we retain partial ownership and resellers' rights to this courseware.

     Webcast Events. We offer both live and pre-recorded Webcasts of medical procedures, the viewing of which may be credited toward CME requirements. These Webcast events generally consist of the presentation of an edited streaming video of a medical procedure followed by a live discussion that includes the physician who performed the procedure and other leading physicians in the field. In addition, our Webcast events may be followed by a related program in the form of interactive courseware which may be completed for continuing education credit. The Webcast event may be co-branded with the sponsors' name and the sponsor can underwrite the fee for a certain number of users to participate online.

     E-Commerce Offerings. We plan to offer products and services that complement our online continuing education and training courses and link sales of our courseware to related books, videotapes, audio tapes, and other educational and reference products produced by our content partners. We will offer these products through affiliate programs with selected e-commerce partners. In addition, we plan to provide online registration for live seminars and conduct online surveys of our registered users on a contract basis for pharmaceutical and medical equipment vendors and other healthcare organizations.

  Services for Healthcare Organizations

     Healthcare organizations are responsible for providing both government mandated and internally required training to their employees. We are developing our LSP model to enable these healthcare organizations to provide, assess and manage this training process. Under our LSP model, our online systems are hosted in a central data center that provides administrative access to our customers through Web-based reporting and management tools, rather than through software that is installed and maintained at the customer's site. We will bill our customers on a per transaction and/or subscription fee basis, enabling them to treat their investment in online continuing education and training as an operating expense rather than a capital expense. We anticipate that eliminating the need for a capital outlay may shorten the sales cycle to these customers. In addition, our hosted LSP service is scalable to meet the need of healthcare organizations to monitor and administer the continuing education and training needs of large and geographically dispersed employee bases. Our services for healthcare organizations include:

     Online Courseware. The courseware we provide under our LSP model will primarily focus on mandated training content. In addition, employers may make some CME and CEU content from our library available to their professional employees. Most end users accessing the LSP courseware will be employees seeking to fulfill training requirements established by outside agencies or their employers. We are developing and converting this training content in partnership with authors and publishers. Employees will select courses from among a list determined by their employer.

     Administrative and Management Tools. Our administrative and management tools will be used by human resources, training and management personnel to manage curriculum and employee population training performance data. The administrator software will be used to configure continuing education and training requirements, enter or modify training materials (lessons, quizzes, exams, etc.), define groups of users and the criteria that users must meet to be included in groups, and print reports about the resulting continuing education and training. Our administrative and management tools will allow administrators to organize and customize our library of courseware to suit the precise needs of different groups of employees within the organization. In a hospital, for example, doctors, nurses, technicians and housekeeping staff would each automatically be assigned appropriate curriculum based on their job profiles. In addition, our system will provide comprehensive tools for administrative personnel using our system to manage their employees' training performance data.

     Content Conversion and Development. Many healthcare organizations provide their employees with organization-specific training. We have full-service capabilities to convert existing course materials to a Web-enabled format or develop custom courseware for these healthcare organizations. Our development group includes instructional designers, scriptwriters, multimedia designers, graphic artists, audio and video engineers, programmers, and project managers. Our ability to market courseware developed for one healthcare organization to our broad base of end users provides these healthcare organizations the opportunity to offset their development costs through courseware sales royalties.

STRATEGIC RELATIONSHIPS AND ACQUISITIONS

     We have recently entered into a number of strategic relationships with content and distribution partners and plan to continue to pursue additional strategic relationships. We believe that these strategic relationships along with the acquisition of complementary businesses will enable us to increase our course offerings, expand our product distribution and increase our brand awareness. Selected content and distribution partners include:

  Content Partners

     Vanderbilt University Medical Center. In July 1999, we entered into an agreement with Vanderbilt University Medical Center to design, create and distribute online continuing education courses authored by Vanderbilt's physicians and nurses. Under the terms of the agreement, we will serve as an Internet distributor and marketer for courses developed with Vanderbilt's Schools of Medicine and Nursing for a term of four years. Vanderbilt may also provide us accreditation certification for additional courses developed by us with their assistance.

     Duke University Medical Center. In July 1999, we entered into an agreement with Duke University Medical Center to design, create and distribute interactive, Web-enabled CME courses for physicians in several specialties. We are in the process of developing these courses and we will distribute them through our online continuing education and training service. We are in active discussions with Duke regarding developing additional CME courses under a new agreement.

     The Cleveland Clinic Foundation. In June 1999, we entered into an agreement with The Cleveland Clinic Foundation, a leading research and medical institution, to license its prestigious Intensive Review of

Internal Medicine Course for online publication. This course includes CME content and provides physicians a complete board preparation review through lectures from some of the country's leading internists. In addition, in March 1999, we entered into a separate agreement with The Cleveland Clinic Foundation under which they licensed our training software for use over their intranet to train over 10,000 employees.

     Challenger Corporation. In December 1998, we signed an agreement to convert Challenger's entire library of accredited CME materials from a CD-ROM to a Web-enabled format. This agreement also gives us the exclusive right to resell their content on the Internet.

  Distribution Partners

     GE Medical Systems. In June 1999, we entered into an agreement with GE Medical Systems, one of the world's leading manufacturers of diagnostic imaging equipment, under which we will provide our online continuing education and training service for GE Medical Systems Web sites. In addition to our content development and online application development services, we will assist GE Medical Systems in content conversion and description and will act as a reseller of their content through our distribution partners. GE Medical Systems, through its broadcast Training-in-Partnership, or TiP-TV, service, provides satellite broadcast training services into over 1,600 hospitals.

     Medsite.com. In June 1999, we entered into an agreement with Medsite.com, a leading provider of medical books on the Internet, to be the provider of continuing education for Medsite.com's MedUniversity.com. Our courseware will be strategically linked to Medsite.com's catalog of medical books. In addition, we will have access to Medsite.com's database of over 300,000 physicians and other health professionals.

     IDX.com. In September 1999, we entered into an agreement with IDX.com to be the provider of continuing education on IDX.com's Physician Homebase for a term of three years. IDX.com will deliver comprehensive Internet-based knowledge management services for physicians, healthcare workers and patients. IDX.com's parent company, IDX Services Corporation, is the provider of healthcare information solutions at more than 1,650 customer sites, serving 118,000 physicians nationwide.

     PhyCor. In March 1999, we entered into an agreement with PhyCor, the nation's leading physician practice management company, to be the exclusive provider of CME for PhyCor Online, the company's private intranet. PhyCor Online reaches over 24,000 physicians who have access to the system through their relationship with PhyCor.

     HealthGate. In September 1999, we entered into agreements with HealthGate Data Corp. through which we will provide our online continuing education and training services to hospital and health system Web sites and intranets that use HealthGate's suite of healthcare content products.

  Recent Acquisition

     SilverPlatter Education. We recently acquired selected assets, assumed certain liabilities and hired all of the employees of SilverPlatter Education, Inc., a leading provider of CD-ROM and Web-based CME for physicians. The acquisition of SilverPlatter Education provides us with access to additional online CME content and expertise in developing this content. In addition, SilverPlatter Education is certified to provide accreditation for CME courses, allowing us to internally develop and certify our own courseware. We are in the process of integrating SilverPlatter Education's operations and employees, which are located in Boston.

SALES AND MARKETING

     As of September 30, 1999, we had a sales force of seven individuals with an average of over seven years of healthcare sales experience. Our sales team continues to focus on selling our continuing education and training service to hospitals and health networks, and we are in the process of transitioning these customers to our online service. Our sales team also targets pharmaceutical and medical equipment vendors for sponsorship opportunities and courseware development. We plan to increase our sales and marketing team to focus on marketing our LSP model to new and existing customers.

     Although our historical marketing efforts have been limited by our financial resources, we plan to launch a branding and advertising campaign focused on building awareness of our products and services to all of our market segments. We have hired a public relations firm to assist our three person marketing team in building brand awareness, especially via concept advertisements aimed at larger healthcare organizations. The campaign will consist of advertising in trade journals and industry publications, Web advertising, direct mail, trade show attendance and new marketing materials. In keeping with our existing strategy, we will focus on leveraging our marketing efforts through co-branding arrangements with our distribution partners.

CUSTOMER SERVICE, TRAINING AND SUPPORT

     We believe our ability to establish and maintain long-term customer relationships and high adoption and recurrence rates in part depends upon the strength of our customer service and operations team. Our customer service team consists of two customer service managers located in our headquarters. We provide customer support to end users through our toll-free phone line. In addition, we provide live chat support to end users through a third-party online technical support and sales service. A representative of this outsourced service is available 24 hours a day to provide technical support to end users who are registering for or taking online continuing education courses. By providing live chat support we reach those customers who, while connected to the Internet, cannot place a support call on their one phone line. These representatives are trained to understand our philosophy and corporate culture and our specific sales, marketing and support issues.

TECHNOLOGY INFRASTRUCTURE

     Our technology infrastructure is based on an open architecture designed to be secure, reliable and expandable. Our software is a combination of proprietary applications, third party database software and operating systems that supports acquisition and conversion of content, management of that content, publication of our Web sites, downloads of courseware, registration and tracking of users, and reporting of information for both internal and external use. We have designed this infrastructure to allow each component to be independently scaled, usually by purchasing additional readily-available hardware and software components.

  T.NAV

     T.NAV has become the application for our comprehensive online continuing education and training solution. T.NAV is a scalable computer managed instruction system that delivers interactive courseware. Users and administrators may obtain detailed reports on information ranging from user training history to content effectiveness. By automating knowledge delivery and tracking training for every user, the system both improves knowledge distribution and reduces training overhead.

  Data Center and Hosting Facilities

     Our network infrastructure, Web site and servers delivering our service are hosted by PSINet. PSINet maintains suitable environmental conditions and redundant power sources and network connectivity. PSINet provides its hosting and connectivity services on high-quality Hewlett-Packard servers and Cisco routers. PSINet's hosting center is connected to the Internet through high-speed fiber optic circuits capable of carrying traffic at 160 gigabites per second. Monitoring of all servers, networks and systems is performed on a continuous basis. Through PSINet, we employ numerous levels of firewall systems to protect our databases, customer information and content library. Backups of all databases, data and content files are performed on a daily basis. Data back-up tapes are archived at a remote location on a weekly basis.

COMPETITION

     The market for online continuing education and training for the healthcare industry is new and rapidly evolving. We face competitive pressures from numerous actual and potential competitors, including:

     - Web sites targeting medical professionals that currently offer or may develop their own continuing education content in the future;

     - traditional medical publishers and continuing education providers;

     - academic medical centers;

     - other Web-based continuing education and training providers;

     - software developers that bundle their training systems with industry training content;

     - professional membership organizations;

     - companies that market general-purpose computer-managed instruction systems into the healthcare industry; and

     - interactive media development companies focused on the healthcare industry.

     Many of these companies have greater financial, technical, product development, marketing and other resources than we have. These companies may be better known and have longer operating histories than we have. We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us or our competitors;

     - customer service and support efforts;

     - sales and marketing efforts; and

     - the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

GOVERNMENT REGULATION OF THE INTERNET AND THE HEALTHCARE INDUSTRY

  The Internet

     The laws and regulations that govern our business change rapidly. The United States government and the governments of some states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     - Privacy Law. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues.

     - Encryption Laws. Many copyright owner associations have lobbied the federal government for laws requiring copyrighted materials transmitted over the Internet to be digitally encrypted in order to track rights and prevent unauthorized use of copyrighted materials. If these laws are adopted, we may need to incur substantial costs to comply with these requirements or change the way we do business.

     - Content Regulation. Both foreign and domestic governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us violates these regulations.

     - Sales and Use Tax. We do not currently collect sales, use or other taxes on the sale of CME courses on our Web sites other than on sales in Tennessee and Massachusetts. However, states or foreign jurisdictions may seek to impose tax collection obligations on companies like us that engage in online commerce. If they do, these obligations could limit the growth of electronic commerce in general and limit our ability to profit from the sale of our services over the Internet.

     The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues or otherwise harm our business, financial condition and operating results.

     Laws and regulations directly applicable to e-commerce and Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. These are recent enactments, and there is uncertainty regarding their marketplace impact.

     Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could negatively affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could negatively affect us.

  Regulation of Continuing Education for Healthcare Professionals

     CME. State licensing boards, professional organizations and employers require physicians to certify that they have accumulated a minimum number of CME hours to maintain their licenses. Generally, each state's medical practice laws authorize the state's board of medicine to establish and track CME requirements. Thirty four state medical licensing boards currently have CME requirements. The number of CME hours required by each state ranges up to fifty hours per year. Other sources of CME requirements are state medical societies and practice speciality boards. The failure to obtain the requisite amount and type of CME will result in non-renewal of the physician's license to practice medicine and/or membership in a medical or practice specialty society.

     The American Medical Association's, or AMA's, Physician Recognition Award, or PRA, is the most widely recognized certificate for recognizing physician completion of CME. The AMA classifies continuing education activities as either category 1, which includes formal CME programs, or category 2, which includes most informal activities. Sponsors want to designate CME activities for AMA PRA category 1 because this has become the benchmark for quality in formally organized educational programs. Almost all agencies nationwide that require CME participation specify AMA PRA category 1 credit. Only institutions and organizations accredited to provide CME can designate an activity for AMA PRA category 1 credit or AMA PRA category 2 hours.

     The ACCME is responsible for the accreditation of medical schools, state medical societies, and other institutions and organizations that provide CME activities for a national or regional audience of physicians. Only institutions and organizations are accredited. The ACCME and state medical societies do not accredit or approve individual activities. State medical societies, operating under the aegis of ACCME, accredit institutions and organizations that provide CME activities primarily for physicians within the state or bordering states.

     CEU. As with CMEs, the state's nurse practice laws are usually the source of authority for establishing the state board of nursing, which then establishes the state's CEU requirements for professional nurses. The CEU programs are accredited by the American Nurses Credentialing Center Commission on Accreditation and/or the state board of nursing. CEU requirements vary widely from state to state. Twenty nine states require some form of CEU in order to renew a nurse's license. In some states, the CEU requirement only applies to re-licensure of advance practice nurses or additional CEU's required of this category of nurses. On average, twelve to fifteen CEU's are required annually, with reporting generally on a bi-annual basis.

     Other Disciplines. Various allied health professionals are required to obtain continuing education to maintain their licenses. Generally, these professionals meet this requirement by obtaining continuing education. For example, a physician assistant must acquire 100 continuing education hours every two years in order to renew his or her license.

     Joint Commission on Accreditation of Healthcare Organizations. The JCAHO imposes CME requirements on physicians that relate to each physician's specific staff appointments. In addition, the JCAHO mandates that employers in the healthcare industry provide certain workplace safety and patient interaction training to employees. JCAHO required training may include programs on infection control, patient bill of rights, radiation safety and incident reporting. Healthcare organizations are required to provide and document training on these topics to receive JCAHO accreditation.

     Occupational Safety and Health Administration. OSHA regulations require employers to provide training to employees to minimize the risk of injury from various potential workplace hazards. Employers in the healthcare industry are required to provide such training with respect to various topics including bloodborne pathogens exposure control, laboratory safety and tuberculosis infection control. OSHA regulations require employers to keep records of their employees' completion of training with respect to these workplace hazards.

  The U.S. Food and Drug Administration and the Federal Trade Commission

     Current FDA and FTC rules and enforcement actions and regulatory policies or those that the FDA or the FTC may develop in the future could have a material adverse effect on our ability to provide existing or future applications or services to our end users or obtain the necessary corporate sponsorship to do so. The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical, biotechnology, or medical device companies. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising. Generally, regulated companies must limit their advertising and promotional materials to discussions of the FDA-approved claims and, in limited circumstances, to a limited number of claims not approved by the FDA. Therefore, any information that promotes the use of pharmaceutical or medical device products that is presented with our service is subject to the full array of the FDA and FTC requirements and enforcement actions. We believe that banner advertisements, sponsorship links, and any educational programs that lack independent editorial control that we may present with our service could be subject to FDA or FTC regulation. While the FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on the advertiser, if the FDA or FTC finds that any regulated information presented with our service violates FDA or FTC regulations, they may take regulatory action against us or the advertiser or sponsor of that information.

     In 1996, the FDA announced it would develop a guidance document expressing a broad set of policies dealing with the promotion of pharmaceutical, biotechnology, and medical device products on the Internet. Although the FDA has yet to issue that guidance document, agency officials continue to predict its eventual release. The FDA guidance document may reflect new regulatory policies that more tightly regulate the format and content of promotional information on the Internet.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We obtain the majority of our content under license agreements with publishers or authors, through assignments or work for hire arrangements with third parties and from internal staff development. Generally, our license agreements are for a period of one to three years and we consider the materials obtained through these agreements as important to the continued enhancement of the content in our library. We may be liable to third parties for the content in our library and distributed through our distribution partners if the text, graphics, software or other content in our library violates their copyright, trademark, or other intellectual property rights or if our content partners violate their contractual obligations to others by providing content in our library.

     We may also be liable for anything that is accessible from our Web site through links to other Web sites. We attempt to minimize these types of liability by requiring representations and warranties relating to our content partners' ownership of and rights to distribute and submit their content and by taking related measures to review content in our library. For example, we require our content partners to represent and warrant that their content does not infringe on any third-party copyrights and that they have the right to provide their content and have obtained all third-party consents necessary to do so. Our content partners also agree to indemnify us against liability we might sustain due to the content they provide.

     Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely generally on copyright, trademark, and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. We own the registrations for the marks "TRAINING NAVIGATOR" and "T.NAV." Despite such protections, a third party could, without authorization, copy or otherwise appropriate our content or other information from our database. Our agreements with employees, consultants and others who participate in development activities could be breached. We may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions.

     We currently hold the domain names "HealthStream.com" and "HealthStreamUniversity.com." The legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Additionally, legislative proposals have been made by the federal government that would afford broad protection to owners of databases of information, such as stock quotes. This protection of databases already exists in the European Union.

     There have been substantial amounts of litigation in the computer and online industries regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, and we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, if at all.

EMPLOYEES

     As of September 30, 1999, we employed 93 persons. We are not subject to any collective bargaining agreements, and we believe that our relationship with our employees is satisfactory.

FACILITIES

     Our principal executive offices are located in Nashville, Tennessee. Our lease for approximately 13,454 square feet at this location expires in 2005. The lease provides for two five-year renewal options. As a result of our acquisition of SilverPlatter Education, we also lease space in Boston, Massachusetts. We are currently negotiating terms for additional contiguous space at our Nashville headquarters that will increase our total square footage to approximately 20,000.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table presents information about our directors and executive officers.

NAME                                        AGE   POSITION
----                                        ---   --------
Robert A. Frist, Jr.......................  32    Chief Executive Officer and Chairman of the Board of
                                                    Directors
Jeffrey L. McLaren........................  32    President and Director
Michael Pote..............................  38    Senior Vice President
Scott Portis..............................  33    Vice President of Technology
Stephen Clemens...........................  35    Vice President of Interactive Development
Robert H. Laird, Jr.......................  31    Vice President, Director of Finance, General Counsel
                                                  and Secretary
Charles N. Martin, Jr.....................  57    Director
Steve Kellett.............................  44    Director
Thompson S. Dent..........................  48    Director
M. Fazle Husain...........................  35    Director
John H. Dayani, Sr., Ph.D.................  52    Director
James F. Daniell, M.D.....................  56    Director
William W. Stead, M.D.....................  51    Director

     Robert A. Frist, Jr. has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist serves on the board of directors of Passport Health Communications, an online health insurance verification provider, and Harkey & Associates, a healthcare publisher. He graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University. Mr. Frist is the brother-in-law of Scott Portis, our vice president of technology.

     Jeffrey L. McLaren has served as our president and as one of our directors since 1990. Mr. McLaren is a founding director of the Nashville Technology Council. He graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

     Michael Pote has served as our senior vice president since August 1997. From January 1996 to August 1997, Mr. Pote served as vice president of Columbia Health Care Network, a managed care contractor. From August 1994 to June 1996, Mr. Pote served as vice president and administrator for Centennial Medical Center. Mr. Pote is a director of eLearnX, Inc., an online continuing education provider for the legal, accounting and real estate markets. Mr. Pote received a Bachelor of Science and a Masters of Science from Syracuse University.

     Scott Portis has served as our vice president of technology since 1994. He has a Bachelor of Science in computer engineering from Auburn University. Mr. Portis is the brother-in-law of Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors.

     Stephen Clemens has served as our vice president of interactive development since October 1997. From July 1994 to May 1997, Mr. Clemens served as president of Copernican Systems, Inc., a software and consulting firm. He holds a Bachelor of Science in finance from the University of Tennessee and a Masters of Business Administration from the Owen School of Management at Vanderbilt University.

     Robert H. Laird, Jr. has served as our vice president, director of finance and general counsel since March 1997 and secretary since October 1999. He holds a Bachelor of Arts in english from Tulane University, a J.D. from the University of Tennessee College of Law and a Masters of Business Administration from the University of Tennessee.

     Charles N. Martin, Jr. has served as one of our directors since April 1999. Mr. Martin currently serves as chairman of the board of directors, president and chief executive officer of Vanguard Health Systems. From January 1992 to January 1997, Mr. Martin served as chairman of the board of directors, president, and chief executive officer of OrNda HealthCorp, an investor-owned hospital company, except during the period from April 1994 to August 1995 when Mr. Martin served as chairman and chief executive officer. He holds a Bachelor of Science degree from Southern University in Collegedale, Tennessee.

     Steve Kellett has served as one of our directors since June 1999 as the designee of General Electric pursuant to a purchase agreement dated May 10, 1999. Mr. Kellett serves as general manager of Global eCommerce, GE Medical Systems. Mr. Kellett joined General Electric after 13 years in the computer industry with Honeywell and Data General. He holds a Bachelor of Business Administration from the University of Notre Dame and a Masters of Business Administration from Emory University.

     Thompson S. Dent has served as one of our directors since March 1995. Mr. Dent is a founder of PhyCor, Inc. and currently serves as its president and served as its chief operating officer from October 1997 to October 1998. Mr. Dent served as executive vice president, corporate services, from the inception of PhyCor until October 1997 and served as secretary of PhyCor from 1991 to October 1998. Mr. Dent is a director of PhyCor and Healthcare Realty Trust Incorporated, a real estate investment trust. He holds a Masters in Healthcare Administration from George Washington University.

     M. Fazle Husain has served as one of our directors since April 1999 as the designee of Morgan Stanley Venture Partners III, L.P., pursuant to a purchase agreement dated April 21, 1999. Mr. Husain is a general partner of Morgan Stanley Dean Witter Venture Partners. Mr. Husain joined Morgan Stanley Dean Witter in 1987 in its corporate finance department, and joined Venture Partners in 1988. He received a ScB. degree in chemical engineering from Brown University in 1987 and a Masters of Business Administration from Harvard in 1991. Mr. Husain serves as a director of IntegraMed America, a physician practice management company, AllScripts, Inc., a provider of point-of-care physician solutions, and Cardiac Pathways Corp., a manufacturer of minimally invasive cardiac systems.

     John H. Dayani, Sr., Ph.D. has served as one of our directors since August 1998. Dr. Dayani is executive chairman of Network Health Services, Inc. Dr. Dayani was the founder, president and chief executive officer of Medifax, Inc., American Nursing Resources, Inc., American Nursing Resources Home Health Agency, Inc., American Nursing Resources Home Infusion, Inc., Nurse America and Quality Managed Care. Dr. Dayani earned a Bachelor of Science and Ph.D. in engineering from Vanderbilt University.

     James F. Daniell, M.D. has served as one of our directors since March 1995. Dr. Daniell maintains a private medical practice at Centennial Medical Center in Nashville. A founding member of the Society for Reproductive Surgeons, he served as past president of the International Society of Gynecologic Endoscopy and the Nashville OB/GYN Society. He holds a Bachelor of Science from David Lipscomb University and an M.D. from the University of Tennessee.

     William W. Stead, M.D. has served as one of our directors since May 1998. Dr. Stead is the associate vice chancellor of Vanderbilt University. Dr. Stead is also the chief technology officer of WebEBM. He is the editor-in-chief of the Journal of American Medical Informatics Association and a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine. A past president of the American Association for Medical Systems and Informatics, he is the president elect of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

LEGAL PROCEEDINGS

     Mr. Dent, serving in his capacity as an officer and a director of PhyCor, has been named as a defendant, along with PhyCor and some of its other current and former officers and directors, in securities fraud class action lawsuits filed in state and federal courts. These lawsuits allege that the defendants issued false and misleading statements which materially misrepresented the earnings and financial condition of PhyCor and failed to disclose other matters in order to conceal the alleged failure of PhyCor's business model. The lawsuits further assert that the alleged misrepresentations caused PhyCor's securities to trade at inflated levels while the individual defendants sold shares.

     Mr. Dent, serving in his capacity as an officer and director of PhyCor, has also been named as a defendant, along with PhyCor and some of its other current and former officers and directors, in an action brought by Prem Reddy, M.D., the former majority shareholder of Prime Care International, Inc., a medical network management company acquired by PhyCor in May 1998. The complaint asserts fraudulent inducement relating to the Prime Care transaction and that the defendants issued false and misleading statements which materially misrepresented the earnings and financial condition of PhyCor and failed to disclose other matters in order to conceal the alleged failure of PhyCor's business model.

     Mr. Dent and PhyCor believe that they have meritorious defenses to all of these claims and intend to defend vigorously against these actions.

CLASSES OF DIRECTORS

     Under the terms of our charter, the board of directors will be divided into three classes: Class I, Class II and Class III. Directors of each class hold office for staggered three-year terms. At each annual meeting of shareholders, the shareholders will either re-elect the directors or elect the successors to the directors whose terms expire at the meeting to serve from the time of their election and qualification until the third annual meeting of shareholders following their election or until a successor has been duly elected and qualified. Messrs. Daniell, Dent and Stead will be Class I directors whose terms will expire at the annual meeting of shareholders in 2000. Messrs. Dayani, Kellett and McLaren will be Class II directors whose terms will expire at the annual meeting of shareholders in 2001. Messrs. Frist, Husain and Martin will be Class III directors whose terms will expire at the annual meeting of shareholders in 2002.

BOARD COMMITTEES

     The board of directors has an audit committee and a compensation committee. The audit committee will review accounting practices and procedures and the scope of the audit and will recommend the appointment of the independent
auditors. The members of the audit committee are Messrs.                . The
compensation committee evaluates and approves the compensation policies for the executive officers and will administer our employee benefit plans. The members of the compensation committee are Messrs. Dayani, Dent and Martin.

DIRECTOR COMPENSATION

     We do not currently pay cash fees to directors for attendance at meetings. We do reimburse our directors for out-of-pocket expenses related to attending meetings of the board of directors. Non-employee directors are eligible to receive stock option grants under our 1994 Stock Option Plan and our 1999 Stock Incentive Plan. During 1998, our non-employee directors each received a grant of options to purchase 2,000 shares of our common stock at an exercise price of $4.25 per share. During 1999, each of our non-employee directors received a grant of options to purchase 8,000 shares of our common stock at an exercise price of $7.52 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before April 1999, we did not have a compensation committee, and compensation decisions were made by the full board of directors. Since that time, the compensation committee has made all compensation decisions. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1996, 1997 and 1998, by our chief executive officer and the other executive officer whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1998.

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1998

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                ANNUAL COMPENSATION             ------------
                                                       --------------------------------------    SECURITIES
                                                                               OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION              FISCAL YEAR   SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)
---------------------------              -----------   ---------   --------   ---------------   ------------
Robert A. Frist, Jr....................     1998        $66,027     $2,296         $ --            25,900
  Chief Executive Officer                   1997         62,113      6,690           --                --
                                            1996         51,544      5,686           --                --
Michael Pote...........................     1998         98,058      7,296           --            25,900
  Senior Vice President                     1997         34,042      5,728           --                --
                                            1996             --         --           --                --

                 STOCK OPTIONS GRANTED DURING FISCAL YEAR 1998

     The following table presents all individual grants of stock options during the year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table above. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors. The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. We cannot assure you that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, none of which are reflected in this table. The potential realizable value is calculated by multiplying the fair market value per share of the common stock on the date of grant as determined by the board of directors, which is equal to the exercise price per share, by the stated annual appreciation rate compounded annually for the option term, subtracting the exercise price per share from the product, and multiplying the remainder by the number of shares underlying the option granted.

                                          INDIVIDUAL GRANTS
                        -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                         NUMBER OF      PERCENT OF                                 AT ASSUMED ANNUAL RATES
                        SECURITIES    TOTAL OPTIONS                              OF STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO     EXERCISE                       FOR OPTION TERMS
                          OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION    ---------------------------
NAME                    GRANTED(#)    FISCAL YEAR(%)   SHARE($)       DATE         5%($)            10%($)
----                    -----------   --------------   ---------   ----------    ---------        ----------
Robert A. Frist,
  Jr..................    25,900           10.2%         $4.25      6/25/05       $44,807          $104,973
Michael Pote..........    25,900           10.2           4.25      6/25/05        44,807           104,973

                             YEAR-END OPTION VALUES

     The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by the executive officers named in the Summary Compensation Table for the year ended December 31, 1998.

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                AT DECEMBER 31, 1998(#)      AT DECEMBER 31, 1998($)(1)
                                              ---------------------------   ----------------------------
                    NAME                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                    ----                      -----------   -------------   ------------   -------------
Robert A. Frist, Jr.........................    395,000        25,900       $              $
Michael Pote................................      2,000        25,900

---------------

(1) Based on an assumed initial public offering price of $          per share,
    minus the exercise price, multiplied by the number of shares underlying the option.

     No options were exercised during 1998 by the chief executive officer or any of our other executive officers.

STOCK PLANS

     1994 Stock Option Plan. We adopted the 1994 Stock Option Plan in April 1994. The purpose of the plan is to attract, retain and reward our directors, officers, key employees and consultants by offering performance-based equity interests in our company. The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. Our board of directors and shareholders authorized a total of 4,000,000 shares of common stock for issuance under this plan. Upon completion of this offering, no further awards of stock options will be granted under the 1994 plan.

     As of October 12, 1999, we have granted options under this plan for the purchase of 1,246,116 shares of common stock to employees, consultants, directors and other persons having a business relationship with us.

     1999 Stock Incentive Plan. The 1999 Stock Incentive Plan was adopted by our board of directors on October 11, 1999. The purpose of the plan is to attract, retain and reward key employees, consultants and non-employee directors. This plan allows flexibility in the award of stock-based incentive compensation to these people. The plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, and other stock-based awards.

     The plan authorizes the issuance of up to           shares of common stock.
However, no individual may receive options to purchase more than 200,000 shares of common stock in any fiscal year. Whenever a share of common stock underlying a stock option is no longer subject to that option, that share of common stock shall again be available for distribution under the plan.

     This plan will be administered by the compensation committee of the board of directors. The compensation committee will have the authority to:

     - select the individuals who may receive the grant for the options;

     - determine the number of shares to be covered by each option or other awards to be granted; and

     - determine the terms and conditions of the option, including the exercise price, vesting schedule and any restrictions or limitations on the options.

     Grants under the plan may consist of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options that are not intended to so qualify, stock appreciation rights, restricted stock or other stock-based awards. Grants can be made to any key employee, consultant and non-employee director. Incentive stock options may only be granted to our employees.

     The option price for each share of common stock underlying an incentive stock option shall be at least 100% of the fair market value of the stock at the date of grant. The option price for non-qualified stock options shall be at least 50% of the fair market value of the underlying stock at the date of grant. No incentive stock option shall be exercisable after 10 years from the date of grant. Options are not transferrable except to members of the optionee's immediate family or by will or the laws of descent and distribution.

     If an optionee's employment terminates because of death, any option held by the optionee may be exercised to the extent the option was exercisable at the time of death. This exercise must occur within one year from the date of death or until the term of the option expires, whichever is shorter. If an optionee's employment is terminated because of disability, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the disability, unless accelerated by the committee. This exercise must occur within three years from the date of the disability or until the term of the option expires for non-qualified options and one year from the date of disability or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee's employment terminates because of retirement, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the retirement, unless accelerated by the committee. This exercise must occur within three years from the date of the retirement or until the term of the option expires for non-qualified options and three months from the date of the retirement or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee voluntarily terminates employment, the option shall thereupon terminate; however, the board of directors may extend the exercise period for three months or until the term of the option expires, whichever is shorter.

     Stock appreciation rights can be granted in connection with all or part of any stock option granted. They will terminate and no longer be exercisable when the related stock option terminates. They are only exercisable at the time and to the extent that the stock options to which they relate are exercisable. Shares of restricted stock can be issued alone, in addition to or with other awards granted under the plan. The committee can place limitations on the sale or transfer of the restricted stock. Other stock-based awards can be granted by the committee in its discretion. Except for specific grants set forth in the plan, outside directors are not entitled to any awards under the plan. See "Management -- Director Compensation."

     The compensation committee can adjust the number of shares reserved for issuance under the plan if there is a merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure. If there is a change in control, any awarded option shall become fully exercisable and vested. This change of control can occur if any person or entity acquires more than 50% of the voting power of our capital stock or if our existing shareholders hold less than fifty percent of our outstanding securities after a cash tender or exchange offer, merger or other business combination, sale of assets or contested election of directors.

EMPLOYMENT AGREEMENTS

     Agreement with Robert A. Frist, Jr. Under an employment agreement dated April 21, 1999, Robert A. Frist, Jr. is employed as our chief executive officer for a two-year period at an initial base salary of $85,000. He is also entitled to participate in our 1994 Stock Option Plan. Under this employment agreement, Mr. Frist has agreed not to compete with us and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions.

     Mr. Frist is entitled to severance benefits if he is terminated by us without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the agreement. If termination occurs during the initial two year term of the agreement, the severance benefit shall be the sum of $290,000, less the cumulative amount of base salary actually paid to Mr. Frist during the two year period through the effective date of termination, and $145,000. If termination occurs during any extended one year term of the agreement, the severance benefit shall be the sum of $145,000, less the cumulative amount of base salary actually paid to Mr. Frist during the one year period through the effective date of termination, and $145,000. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.

                TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS
                    AND MORE THAN FIVE PERCENT SHAREHOLDERS

     In 1996, we issued 400,000 shares of our common stock in private placements at $1.00 a share to Robert A. Frist, Jr., our chief executive officer and chairman.

     In April 1999, we issued 231,481 shares of our common stock upon the conversion of $1.0 million of debt at $4.32 per share to Robert A. Frist, Jr., our chief executive officer and chairman.

     In 1999, we issued 225,000 shares of our common stock upon the exercise of options at $1.00 a share to Robert A. Frist, Jr., our chief executive officer and chairman.

     On November 16, 1998 and February 11, 1999, we issued shares of our series A convertible preferred stock in private placements at $10.00 per share to the following shareholders:

     - 25,000 shares to Carol Frist, mother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 25,000 shares to Dr. Robert Frist, father of Robert A. Frist, Jr., our chief executive officer and chairman; and

     - 5,000 shares to James and Cassandra Daniell. James Daniell is one of our directors.

     In 1999, we issued shares of our series B convertible preferred stock in private placement transactions at $10.00 per share to the following shareholders:

     - 20,000 shares to Scott and Carol Len Portis. Scott Portis is our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman, and Carol Len Portis is the sister of Robert Frist, Jr., our chief executive officer and chairman;

     - 150,000 shares to Martin Investment Partnership III, one of our more than five percent shareholders. Charles N. Martin, Jr., its Managing Partner, is one of our directors;

     - 50,000 shares to Robert A. Frist, Jr., our chief executive officer and chairman upon conversion of $500,000 worth of debt;

     - 15,000 shares to John H. Dayani, Sr., Ph.D., one of our directors;

     - 10,000 shares to The Seven Partnership. Thompson S. Dent, one of its partners, is one of our directors;

     - 5,000 shares to Dr. Scott Portis, father of Scott Portis, our vice president of technology;

     - 100,000 shares to GE Capital Equity Investments, Inc., an affiliate of the General Electric Company, and together with GE Medical Systems is one of our more than five percent shareholders. Steve Kellett, one of our directors is the general manager of Global eCommerce, GE Medical Systems.

     - 175,477 shares to Morgan Stanley Venture Partners III, L.P., 16,848 shares to Morgan Stanley Venture Investors III, L.P. and 7,676 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders.

     In 1999, we issued shares of our series B convertible preferred stock upon the exercise of warrants at $10.00 per share to the following shareholders:

     - 1,000 shares to James and Cassandra Daniell. James Daniell is one of our directors; and

     - 35,095 shares to Morgan Stanley Venture Partners III, L.P., 3,370 shares to Morgan Stanley Venture Investors III, L.P. and 1,535 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders.

     On August 18, 1999, we issued 300,000 shares of our series C convertible preferred stock at $10.00 per share to HealthStream Partners, one of our more than five percent shareholders.

     On September 15, 1999, we issued the following number of shares of our series C convertible preferred stock at $10.00 per share to the following shareholders:

     - 3,000 shares to Jeffrey L. and Carrie McLaren. Jeffrey L. McLaren is our president and one of our directors;

     - 4,519 shares to Scott and Carol Len Portis. Scott Portis is our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman, and Carol Len Portis is the sister of Robert Frist, Jr., our chief executive officer and chairman;

     - 33,891 shares to Martin Investment Partnership III, one of our more than five percent shareholders. Mr. Martin, its Managing Partner, is one of our directors;

     - 11,297 shares to Robert A. Frist, Jr., our chief executive officer and chairman;

     - 3,389 shares to John H. Dayani, Jr., Ph.D., one of our directors;

     - 1,130 shares to Dr. Scott Portis, father of Scott Portis, our vice president of technology;

     - 39,647 shares to Morgan Stanley Venture Partners III, L.P., 3,807 shares to Morgan Stanley Venture Investors III, L.P. and 1,734 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders;

     - 5,648 shares to Carol Frist, mother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 1,130 shares to James and Cassandra Daniell. James Daniell is one of our directors;

     - 5,648 shares to Frist Family Internet Partners, an entity managed by Dr. Robert Frist, father of Robert A. Frist, Jr., our chief executive officer and chairman; and

     - 24,648 shares to Borneo Partners, of which Michael Pote, our senior vice president, is administrator.

     Each share of series A and series B preferred stock will be converted into
2.3148 shares of common stock upon consummation of this offering. Each share of series C preferred stock will be converted into 1.3298 shares of common stock upon consummation of this offering.

     In 1998 and 1999, we granted the following number of options to purchase shares of our common stock at $4.25, $4.32 and $7.52 per share, respectively, to the following directors, executive officers and shareholders who beneficially own five percent or more of our stock:

     - 25,900, 0 and 45,000 to Robert A. Frist, Jr., our chief executive officer and chairman;

     - 25,900, 0 and 45,000 to Jeffrey L. McLaren, our president and one of our directors;

     - 25,900, 0 and 45,000 to Michael Pote, our senior vice president;

     - 25,900, 0 and 40,000 to Scott M. Portis, our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman;

     - 12,950, 6,475 and 40,000 to Robert H. Laird, Jr., our vice president, director of finance, general counsel and secretary;

     - 12,950, 6,475 and 40,000 to Stephen Clemens, our vice president of interactive development;

     - 6,475, 0 and 4,000 to John Dayani, Jr., one of our employees and son of one of our directors;

     - 2,000, 0 and 8,000 to Thompson S. Dent, one of our directors;

     - 2,000, 1,500 and 8,000 to James F. Daniell, M.D., one of our directors;

     - 2,000, 0 and 8,000 to John H. Dayani, Sr., Ph.D., one of our directors;

     - 2,000, 0 and 8,000 to William Stead, M.D., one of our directors;

     - 0, 0 and 8,000 to M. Fazle Husain, one of our directors;

     - 0, 0 and 8,000 to Steve Kellett, one of our directors; and

     - 0, 0 and 8,000 to Charles N. Martin, Jr., one of our directors.

     On June 14, 1999 we issued a warrant to purchase 132,450 shares of our common stock at $7.52 per share to GE Medical Systems. Mr. Kellett, one of our directors, is the general manager of Global eCommerce, GE Medical Systems.

     On April 21, 1999 we executed a promissory note in the principal amount of $1,543,000 payable to Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors. Interest is charged at the lesser of a designated brokerage account rate and 10.5%. On August 23, 1999, the principal amount of the note was reduced to $1,293,000 to reflect the conversion of $250,000 of the debt into series B preferred stock. This note is payable in full or can be converted into 129,300 shares of our series B preferred stock, at Mr. Frist's option, upon consummation of this offering. This note replaces and supersedes notes dated January 18, 1994, February 23, 1994, March 30, 1994, July 11, 1997, December 31, 1997 and April 21, 1999.

     We had a partially secured $60,000 demand note payable to Scott M. Portis, our vice president of technology at December 31, 1998. The note accrued interest at 12% and was payable monthly. We repaid this note in full on August 23, 1999. Interest expense on the loans to Robert A. Frist, Jr. and Scott M. Portis for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 totaled $46,801, $182,708, $328,412 and $137,073, respectively.

     We believe that all of these transactions were made on terms as favorable to us as we would have received from unaffiliated third parties. Any future transactions between us and our officers, directors and principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and non-interested directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of October 12, 1999 and as adjusted to reflect the sale of the shares of common stock offered in this offering by: (1) each shareholder who owns beneficially more than 5% of our common stock, (2) each of our executive officers and directors and (3) all of our executive officers and directors as a group. The address of all the beneficial owners, unless otherwise stated, is 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

     The ownership percentage in the table below is based on 6,967,143 shares outstanding on October 12, 1999, on an as if converted basis, and shares outstanding after this offering. Shares of common stock subject to options that are currently exercisable or that will become
exercisable within 60 days after           , 1999 are deemed outstanding in
computing the percentage ownership of the person holding the options but not for purposes of computing percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

     The percentage of shares outstanding assumes the underwriters' over-allotment option is not exercised.

                                                                   NUMBER OF SHARES         PERCENTAGE OF
                                                                 BENEFICIALLY OWNED AS         SHARES
                                                  NUMBER OF       A RESULT OF OPTIONS        OUTSTANDING
                                                    SHARES       EXERCISABLE WITHIN 60   -------------------
                                                 BENEFICIALLY     DAYS OF THE DATE OF     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                            OWNED           THIS PROSPECTUS      OFFERING   OFFERING
------------------------                         ------------    ---------------------   --------   --------
Robert A. Frist, Jr............................   2,743,431(1)          515,600           39.38%
Entities Associated with Morgan Stanley........     615,645(2)               --            8.84%
  1221 Avenue of the Americas
  New York, New York 10020
Martin Investment Partnership III..............     461,732              69,444            6.63%
  20 Burton Hills Boulevard
  Suite 100
  Nashville, Tennessee 37215
HealthStream Partners..........................     398,940                  --            5.73%
  900-A, 3319 West End Avenue
  Nashville, Tennessee 37203
Entities associated with The General Electric
  Company......................................     410,226             178,746            5.89%
  120 Long Ridge Rd.
  Stamford, CT 06927
Jeffrey L. McLaren.............................     189,489              82,100            2.72%
Michael Pote...................................      47,727(3)           14,950               *
Scott Portis...................................     264,498(4)           68,462            3.80%
Stephen Clemens................................          --                  --              --
Robert H. Laird, Jr............................       6,475               6,475               *
Charles N. Martin, Jr..........................     469,732(5)           77,444            6.74%
Steve Kellett..................................       8,000               8,000               *
Thompson S. Dent...............................      39,778(6)           16,630               *
M. Fazle Husain................................     623,645(7)            8,000            8.95%
John H. Dayani, Sr., Ph.D......................      56,173              16,944               *
James F. Daniell, M.D..........................      28,891              13,500               *
William Stead, M.D.............................      10,000              10,000               *
All executive officers and directors as a group
  (13 persons).................................   4,494,318             844,580           64.51%

---------------

 *  Less than one percent

(1) 76,955 of these shares are held by Carol Frist, mother of Robert A. Frist, Jr., 57,870 of these shares are held by Dr. Robert Frist, father of Robert
    A. Frist, Jr. and 19,085 of these shares are held by a family partnership known as Frist Family Internet Partners.
(2) 540,155 of these shares are held by Morgan Stanley Venture Partners III, L.P., 51,863 are held by MS Venture Investors III, L.P. and 23,627 of these shares are held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.
(3) 32,777 of these shares are owned by Borneo Partners, of which Mr. Pote is administrator. Mr. Pote disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(4) 15,391 of these shares are held by Dr. Scott Portis, father of Scott Portis.
(5) 461,732 of these shares are owned by Martin Investment Partnership III, of which Mr. Martin is managing partner. Mr. Martin disclaims beneficial ownership of 250,874 of these shares except to the extent of his pecuniary interest therein.
(6) 27,778 of these shares are held by The Seven Partnership of which Mr. Dent is one of the partners. Mr. Dent disclaims beneficial ownership of 13,889 of these shares except to the extent of his pecuniary interest therein.
(7) 615,645 of these shares are owned by entities associated with Morgan Stanley of which Mr. Husain is a general partner. Mr. Husain disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and provisions of our charter and bylaws are only summaries and are qualified by reference to our charter and bylaws filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 20,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of October 12, 1999, there were 2,245,743 shares of common stock outstanding held of record by eight shareholders, 76,000 shares of series A preferred stock outstanding held of record by five shareholders, 1,110,301 shares of series B preferred stock outstanding held of record by 30 shareholders and 627,406 shares of series C preferred stock outstanding held of record by 39 shareholders. All of the shares of preferred stock outstanding prior to this offering will automatically convert into shares of common stock upon consummation of this offering.

COMMON STOCK

     Holders of the common stock are entitled to receive, as, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

PREFERRED STOCK

     Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. Before this offering, there were 1,813,707 shares of preferred stock outstanding. All of these shares will be converted into shares of common stock upon consummation of the offering. Currently, we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuances of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

REGISTRATION RIGHTS

     After the consummation of the offering, the holders of 3,580,374 shares of common stock issuable upon conversion of the preferred stock will have registration rights with respect to those securities. These rights are described in an investors rights agreement between us and the holders of those securities. The agreement provides, in some instances, demand registration rights. In addition, pursuant to that agreement, the holders are entitled, subject to certain limitations, to require us to include their securities in future registration statements we file under the Securities Act of 1933. The holders of those securities also are entitled, subject to some limitations, to require us to register their securities on a registration statement on Form S-3 once we are eligible to use a registration statement on Form S-3 in connection with registrations. However, holders of these shares will be restricted from exercising these rights until 180 days after the date of this prospectus. Registration of shares of common stock by the exercise of these demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in these shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. See "Risk Factors -- Approximately
               , or      %, of our total outstanding shares are restricted from
immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly" and "Shares Eligible for Future Sale."

CLASSIFIED BOARD OF DIRECTORS

     Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This provision, along with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and gaining control of the board of directors by filling vacancies created by the removal with its own nominees.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

     The charter states that shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders. The charter also provides that special meetings of shareholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The bylaws provide that shareholders who want to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice in writing. To be timely, a shareholders's notice must be delivered to or mailed and received at our principal executive offices at least 120 days prior to the first anniversary of the date our notice of annual meeting was provided with respect to the previous year's annual meeting of shareholders; provided, that if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, notice by the shareholder, to be timely, must be received not more than 90 days before nor later than the later of 60 days prior to the annual meeting of shareholders or the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. The bylaws also specify requirements as to the form and content of a shareholders's notice. These provisions may keep shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

TENNESSEE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Provisions in our charter, bylaws and Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

     The Tennessee Business Combination Act provides that a party owning 10% or more of the stock in a "resident domestic corporation" is an "interested shareholder." An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

     - takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation; and

     - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Combination Act.

     These provisions apply unless one of two events occurs:

     - a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or

     - the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

     An interested shareholder, for purposes of the Combination Act, is any person who is an affiliate or associate of the corporation, or the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of the corporation.

     The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of that class.

     The effect of the above may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director will not be liable to us or our shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends that are prohibited by the TBCA. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements to indemnify our directors and officers in addition to the indemnification provided in our charter and bylaws. These agreements, among other things, indemnify our directors and officers for some expenses, including attorneys' fees and associated legal expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any action, suit or proceeding arising out of the person's services as our director or officer. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is                .
Its address is                , and its telephone number at this location is
(     )                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

     After the offering,                shares of our common stock will be
outstanding, assuming that the underwriters do not exercise their over-allotment
option. Of these shares, all of the                shares sold in this offering
will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

     All of our executive officers, directors and shareholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of BancBoston Robertson Stephens Inc.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 3,879,677 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of

Capital Stock -- Registration Rights" for a description of these registration rights. After the registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     Immediately after this offering we plan to file a registration statement
under the Securities Act covering        shares of common stock reserved for
issuance under our stock option plans. As of October 12, 1999, options to purchase 1,246,116 shares of common stock were issued and outstanding. When the lock-up agreements described above expire, at least 514,178 shares of common stock will be subject to vested options (based on options outstanding as of October 12, 1999). This registration statement is expected to be filed and become effective as soon as practicable after the effective date of the registration statement for this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., CIBC World Markets Corp., J.C. Bradford & Co. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
BancBoston Robertson Stephens Inc...........................
CIBC World Markets Corp.....................................
J.C. Bradford & Co..........................................
E*OFFERING Corp.............................................
                                                               ------

INTERNATIONAL UNDERWRITERS
--------------------------

BancBoston Robertson Stephens International Limited.........
CIBC World Markets Inc......................................
J.C. Bradford & Co..........................................
                                                               ------
          Total.............................................
                                                               ======

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $          per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of the proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors considered in those negotiations will be prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their
over-allotment option to purchase any of the additional                shares of
common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the compensation to be paid by us:

                                                                                     TOTAL
                                                                        -------------------------------
                                                                           WITHOUT          WITHOUT
                                                            PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            ---------   --------------   --------------
Underwriting discounts and commissions paid by us.........    $             $                $
Expenses payable by us....................................    $             $                $

INDEMNITY

     The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

     Each of our executive officers and directors and shareholders will agree, during the period of 180 days after the effective date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Roberston Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we will agree that during the lock-up period we will not, without the prior written consent of BancBoston Roberston Stephens Inc., subject to some exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

LISTING

     We intend to make application to list our common stock on the Nasdaq National Market under the symbol "HSTM."

STABILIZATION

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A copy of the prospectus in electronic format will be made available on the Internet Web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer.

     J.C. Bradford & Co., one of the underwriters, acted as our financial advisor in connection with the issuance of our series B preferred stock in April, May and August 1999. J.C. Bradford & Co. received customary fees and expenses in connection with these private placements paid in the form of our series B preferred stock. Including the shares received by J.C. Bradford & Co. as payment for its acting as our financial advisor, J.C. Bradford & Co. and JCB Healthstream Investors LLC, JCB Venture Partnership IV, JCB CF Healthstream Partners LLC, Savvy Investment Partners LLC and Robert Doolittle, each of which are affiliates of J.C. Bradford & Co., collectively own shares of our preferred stock representing 206,547 shares of our common stock on an as converted basis. J.C. Bradford & Co. and certain of the other underwriters may act as an underwriter, placement agent or financial advisor in our future financing activities.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements of HealthStream, Inc. and SilverPlatter Education, Inc. appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement. These financial statements have been included herein in reliance upon those reports given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 that registers the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedule. For more information about us and the common stock being offered, you should review the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, you should review the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the related exhibits and schedule may be inspected without charge and copied upon payment of prescribed fees at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may also obtain copies of all or any part of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We plan to provide our shareholders with written annual reports containing audited financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF
  HEALTHSTREAM, INC.
Basis of Presentation.......................................   F-2
Unaudited Pro Forma Condensed Balance Sheet as of June 30,
  1999......................................................   F-3
Notes to Unaudited Pro Forma Condensed Financial Balance
  Sheet.....................................................   F-4
Unaudited Pro Forma Condensed Statement of Operations for
  the Year ended December 31, 1998..........................   F-5
Unaudited Pro Forma Condensed Statements of Operations for
  the Six Months ended June 30, 1999........................   F-6
Notes to Unaudited Pro Forma Condensed Statements of
  Operations................................................   F-7

AUDITED FINANCIAL STATEMENTS OF HEALTHSTREAM, INC.
Years ended December 31, 1996, 1997, and 1998 and the Six
  Months ended June 30, 1999 (unaudited)
Report of Independent Auditors..............................   F-8
Balance Sheets..............................................   F-9
Statements of Operations....................................  F-10
Statements of Shareholders' Equity (Deficit)................  F-11
Statements of Cash Flows....................................  F-12
Notes to Financial Statements...............................  F-13

AUDITED FINANCIAL STATEMENTS OF SILVERPLATTER EDUCATION,
  INC.
Years ended December 31, 1997 and 1998 and the Six Months
  ended June 30, 1999 (unaudited)
Report of Independent Auditors..............................  F-25
Balance Sheets..............................................  F-26
Statements of Operations....................................  F-27
Statements of Stockholders' Deficit.........................  F-28
Statements of Cash Flows....................................  F-29
Notes to Financial Statements...............................  F-30

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On July 23, 1999, we acquired certain assets and assumed certain liabilities of SilverPlatter Education, Inc. from SilverPlatter Information, Inc. for a combination of cash and shares. The acquisition was accounted for as a purchase. In August and September 1999 we issued 225,000 shares of Common Stock on the exercise of options and also in August we issued 2,500 shares of Common Stock for service provided by an outside consultant. In July, August and September 1999, we sold 1,209,957 shares of Series B and C Preferred Stock for $12,099,570.

     The unaudited pro forma balance sheet gives effect to: (i) the acquisition of SilverPlatter Education, Inc. by HealthStream; (ii) the issuance of our Common Stock and Series B and C Preferred Stock as described in the preceding paragraph; (iii) the conversion of Series A, B and C Preferred Stock into our Common Stock; (iv) the conversion of $1,293,000 of notes payable-related party to Series B Preferred Stock and conversion to our Common Stock; and (v) the issuance of our Common Stock in the offering (the "Offering") at the initial
offering price of $          per share (the midpoint of the range set forth on
the cover of this prospectus) as described in "Use of Proceeds," as if the Offering and each of the other transactions had been completed as of June 30, 1999.

     The unaudited pro forma condensed statements of operations give effect to:
(i) the acquisition of SilverPlatter Education, Inc.; (ii) the issuance of our Common Stock and Series B and C Preferred Stock as described above; (iii) the conversion of Series A, B and C Preferred Stock into our Common Stock; (iv) the conversion of $1,293,000 of notes payable-related party to Series B Preferred Stock and conversion to our Common Stock; and (v) the issuance of our Common
Stock in the Offering at the assumed initial offering price of $          per
share (the midpoint of the range set forth on the cover of this prospectus) as described in "Use of Proceeds," as if the Offering and each of the other transactions had been completed as of January 1, 1998.

     The pro forma condensed financial information presented herein does not purport to represent what our results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods presented or to project our results of operations in any future period. The pro forma results of operations do not take into account certain operational changes we instituted upon acquisition of SilverPlatter Education, Inc. The unaudited pro forma condensed financial statements should be read in conjunction with the audited financial statements, including the related notes thereto, that appear elsewhere in this prospectus.

                               HEALTHSTREAM, INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1999

                                                                     ACQUISITION        PRE-OFFERING      PRE-OFFERING
                                                    SILVERPLATTER     PRO FORMA          PRO FORMA         PRO FORMA
                                     HEALTHSTREAM     EDUCATION     ADJUSTMENTS(1)     ADJUSTMENTS(2)     CONSOLIDATED
                                     ------------   -------------   --------------     --------------     ------------
              ASSETS
Current assets:
 Cash and cash equivalents.........   $3,967,456     $   347,287     $  (347,287)(a)     11,849,560(b)    $15,260,816
                                                                        (800,000)(a)        225,000(c)
                                                                                             18,800(d)
 Accounts receivable, less
   allowance for doubtful
   accounts........................      509,847          23,520         (23,520)(a)                          509,847
 Accounts receivable -- unbilled...       15,701                                                               15,701
 Deferred license fees.............                       22,444                                               22,444
 Prepaid and other assets..........       21,454          34,475                                               55,929
                                      ----------     -----------     -----------        -----------       -----------
       Total current assets........    4,514,458         427,726      (1,170,807)        12,093,360        15,864,737
Property and equipment, net........      748,356          53,559                                              801,915
Intangible assets..................                       41,672       1,234,393(a)                         1,276,065
Other assets.......................       34,000                                                               34,000
                                      ----------     -----------     -----------        -----------       -----------
       Total assets................   $5,296,814     $   522,957     $    63,586        $12,093,360       $17,976,717
                                      ==========     ===========     ===========        ===========       ===========
   LIABILITIES AND SHAREHOLDERS'
         EQUITY (DEFICIT)
Current liabilities:
Accounts payable...................   $  171,880     $   149,703     $  (149,703)(a)                      $   171,880
 Accrued liabilities...............       54,160          62,011         (47,223)(a)                           68,948
 Deferred revenue..................      383,879         436,601         (64,846)(a)                          755,634
 Due to Parent Company.............                    4,376,565      (4,376,565)(a)
 Notes payable -- related
   parties.........................    1,603,000                                        $  (250,000)(b)     1,353,000
   Current portion of long-term
     debt-related party............       25,037                                                               25,037
   Current portion of capital lease
     obligation....................       22,113                                                               22,113
                                      ----------     -----------     -----------        -----------       -----------
       Total current liabilities...    2,260,069       5,024,880      (4,638,337)          (250,000)        2,396,612
Capital lease obligation, less
 current portion...................       64,165                                                               64,165
Shareholders' equity (deficit):
   Common stock....................    3,056,776              10             (10)(a)        225,000(c)      3,500,576
                                                                         200,000(a)          18,800(d)
Additional paid-in capital.........                          990            (990)(a)
Preferred stock....................    5,887,500                                         12,099,560(b)     17,987,060
Accumulated deficit................   (5,971,696)     (4,502,923)      4,502,923(a)                        (5,971,696)
                                      ----------     -----------     -----------        -----------       -----------
Total shareholders' equity
 (deficit).........................    2,972,580      (4,501,923)      4,701,923         12,343,360        15,515,940
                                      ----------     -----------     -----------        -----------       -----------
                                      $5,296,814     $   522,957     $    63,586        $12,093,360       $17,976,717
                                      ==========     ===========     ===========        ===========       ===========

                                        OFFERING
                                       PRO FORMA         PRO FORMA
                                     ADJUSTMENTS(3)     CONSOLIDATED
                                     --------------     ------------
              ASSETS
Current assets:
 Cash and cash equivalents.........   $          (g)    $
 Accounts receivable, less
   allowance for doubtful
   accounts........................                         509,847
 Accounts receivable -- unbilled...                          15,701
 Deferred license fees.............                          22,444
 Prepaid and other assets..........                          55,929
                                      -----------       -----------
       Total current assets........
Property and equipment, net........                         801,915
Intangible assets..................                       1,276,065
Other assets.......................                          34,000
                                      -----------       -----------
       Total assets................   $                 $
                                      ===========       ===========
   LIABILITIES AND SHAREHOLDERS'
         EQUITY (DEFICIT)
Current liabilities:
Accounts payable...................                     $   171,880
 Accrued liabilities...............                          68,948
 Deferred revenue..................                         755,634
 Due to Parent Company.............
 Notes payable -- related
   parties.........................   $(1,293,000)(f)        60,000
   Current portion of long-term
     debt-related party............                          25,037
   Current portion of capital lease
     obligation....................                          22,113
                                      -----------       -----------
       Total current liabilities...    (1,293,000)        1,043,612
Capital lease obligation, less
 current portion...................                          64,165
Shareholders' equity (deficit):
   Common stock....................    19,280,060(e)
                                                 (g)
Additional paid-in capital.........
Preferred stock....................   (19,280,060)(e)
                                      $ 1,293,000
Accumulated deficit................                      (5,971,696)
                                      -----------       -----------
Total shareholders' equity
 (deficit).........................
                                      -----------       -----------
                                      $                 $
                                      ===========       ===========

---------------

(1) Reflects the effects of the acquisition of SilverPlatter Education.
(2) Reflects the effects of equity transactions subsequent to June 30, 1999 and prior to the closing of the sale of Common Stock in the Offering.
(3) Reflects the effects of the sale of common stock in the offering and the application of the estimated net proceeds thereof and the conversion of series A, B and C Convertible Preferred Stock into Common Stock upon completion of the Offering.

     See accompanying notes to unaudited pro forma condensed balance sheet.

                               HEALTHSTREAM, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF JUNE 30, 1998.

(a) Reflects the elimination of assets not acquired, liabilities not assumed, Common Stock, additional paid-in capital shareholders' deficit and the payment of $800,000 in cash and issuance of 26,596 shares of Common Stock to purchase SilverPlatter Education, Inc. and the recording of intangible assets.

(b) Reflects the following transactions occurring subsequent to June 30, 1999: the issuance of 582,550 shares of Series B Convertible Preferred Stock for $5,575,500 in cash and the conversion of $250,000 of notes payable to the Company's CEO into Series B Convertible Preferred Stock and the issuance of 627,406 shares of Series C Convertible Preferred Stock for $6,274,060 in cash.

(c) Reflects the exercise of options granted in 1995 and purchase of 225,000 shares of the Company's Common Stock at an exercise price of $1.00 per share by the Company's CEO in July and August 1999.

(d) Reflects the issuance of 2,500 shares of the Company's Common Stock on August 9, 1999 to an outside consultant at $7.52 per share for services provided.

(e) Reflects the conversion, upon completion of the Offering, of 76,000 shares of Series A Convertible Preferred Stock, 1,239,601 shares of Series B Convertible Preferred Stock, and 627,406 shares of Series C Convertible Preferred Stock into 175,925 shares, 2,869,428 shares and 834,324 shares of Common Stock, respectively.

(f) Reflects the conversion of $1,293,000 notes payable-related party into 129,300 shares of Series B Convertible Preferred Stock upon completion of the Offering. Simultaneously, the 129,300 shares of Series B Convertible Preferred Stock convert into 299,304 shares of Common Stock. See Pro Forma adjustment (e).

(g) Reflects the sale of                shares of Common Stock in the Offering
    at the initial public offering price of $          per share for net
    proceeds of $          as follows:

Common Stock..........................  $
Cash proceeds.........................

                               HEALTHSTREAM, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                          ACQUISITION     PRE-OFFERING   PRE-OFFERING      OFFERING
                                          SILVERPLATTER    PRO FORMA       PRO FORMA      PRO FORMA        PRO FORMA
                           HEALTHSTREAM     EDUCATION     ADJUSTMENTS     ADJUSTMENTS    CONSOLIDATED     ADJUSTMENTS
                           ------------   -------------   -----------     ------------   ------------     -----------
Revenues.................  $ 1,716,094     $2,343,435                                    $ 4,059,529
Operating costs and
  expenses:
  Cost of revenue........    1,057,453        923,254                                      1,980,707
  Product development....      443,336                                                       443,336
  Selling, general and
    administrative
    expenses.............    1,476,639      1,637,370      $ 361,627(a)                    3,475,636
                           -----------     ----------      ---------        -------      -----------       --------
        Total operating
          costs and
          expenses.......    2,977,428      2,560,624        361,627                       5,899,679
                           -----------     ----------      ---------        -------      -----------       --------
Loss from operations.....   (1,261,334)      (217,189)      (361,627)                     (1,840,150)
Other income (expense),
  net....................     (328,166)                                     $48,182(b)      (279,984)      $273,030(c)
                           -----------     ----------      ---------        -------      -----------       --------
Net loss.................  $(1,589,500)    $ (217,189)     $(361,627)       $48,182      $(2,120,134)      $273,030
                           ===========     ==========      =========        =======      ===========       ========
Net loss per share:
  Basic..................  $     (0.90)
                           ===========
  Diluted................  $     (0.90)
                           ===========
Weighted average number
  of common and common
  equivalent shares:
  Basic..................    1,760,166                        26,596(d)                    1,786,762               (e)
                           ===========                     =========                     ===========       ========
  Diluted................    1,760,166                        26,596(d)                    1,786,762               (e)
                           ===========                     =========                     ===========       ========


                            PRO FORMA
                           CONSOLIDATED
                           ------------
Revenues.................  $ 4,059,529
Operating costs and
  expenses:
  Cost of revenue........    1,980,707
  Product development....      443,336
  Selling, general and
    administrative
    expenses.............    3,475,636
                           -----------
        Total operating
          costs and
          expenses.......    5,899,679
                           -----------
Loss from operations.....   (1,840,150)
Other income (expense),
  net....................       (6,954)
                           -----------
Net loss.................  $(1,847,104)
                           ===========
Net loss per share:
  Basic..................  $         ()
                           ===========
  Diluted................  $         ()
                           ===========
Weighted average number
  of common and common
  equivalent shares:
  Basic..................
                           ===========
  Diluted................
                           ===========

See accompanying notes to unaudited pro forma condensed statement of operations.

                               HEALTHSTREAM, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                                       ACQUISITION     PRE-OFFERING     PRE-OFFERING    OFFERING
                                       SILVERPLATTER    PRO FORMA       PRO FORMA        PRO FORMA      PRO FORMA       PRO FORMA
                        HEALTHSTREAM     EDUCATION     ADJUSTMENTS     ADJUSTMENTS      CONSOLIDATED   ADJUSTMENTS     CONSOLIDATED
                        ------------   -------------   -----------     ------------     ------------   -----------     ------------
Revenues..............  $  1,112,519     $835,847                                       $ 1,948,366                    $ 1,948,366
Operating costs and
  expenses:
  Cost of revenue.....       790,911                                                        790,911                        790,911
  Product
    development.......       764,975      350,988                                         1,115,963                      1,115,963
  Selling, general and
    administrative
    expenses..........       931,339      504,796      $   188,321(a)                     1,624,456                      1,624,456
                        ------------     --------      -----------      ---------       -----------    -----------     -----------
        Total
          operating
          costs and
          expenses....     2,487,225      855,784          188,321                        3,531,330                      3,531,330
                        ------------     --------      -----------      ---------       -----------    -----------     -----------
Loss from
  operations..........    (1,374,706)     (19,937)        (188,321)                      (1,582,964)                    (1,582,964)
Other income
  (expense), net......      (103,558)                                   $  20,025(b)        (83,533)   $   113,478(c)       29,945
                        ------------     --------      -----------      ---------       -----------    -----------     -----------
Net loss..............  $ (1,478,264)    $(19,937)     $  (188,321)     $  20,025       $(1,666,497)   $   113,478     $(1,553,019)
                        ============     ========      ===========      =========       ===========    ===========     ===========
Net loss per share:
  Basic...............  $      (0.77)                                                                                  $         ()
                        ============                                                                                   ===========
  Diluted.............  $      (0.77)                                                                                  $         ()
                        ============                                                                                   ===========
Weighted average
  number of common and
  common equivalents
  shares:
  Basic...............     1,923,469                        26,596(d)                     1,950,065               (e)
                        ============                   ===========                      ===========    ===========     ===========
  Diluted.............     1,923,469                        26,596(d)                     1,950,065               (e)
                        ============                   ===========                      ===========    ===========     ===========

See accompanying notes to unaudited pro forma condensed statement of operations.

                               HEALTHSTREAM, INC.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1999.

                                                               YEAR ENDED     SIX MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1998       JUNE 30, 1999
                                                              ------------   -------------
(a) Reflects the elimination of the historical depreciation
    expense of SilverPlatter Education and the inclusion of
    HealthStream's depreciation of property and equipment
    and amortization of goodwill and other intangible assets
    over a three year life..................................    $361,627       $188,231

(b) Reflects the elimination of the historical interest
    expense on related-party debt converted to Series B
    Convertible Preferred Stock upon completion of the
    Offering (see note (b) of "Notes to Unaudited Pro Forma
    Condensed Balance Sheet")...............................      48,182         20,025

(c) Reflects the elimination of the historical interest
    expense on related-party debt of $1,293,000 converted
    into Series B Convertible Preferred Stock upon
    completion of the Offering..............................     273,030        113,478

(d) Reflects the issuance of 26,596 shares of Common Stock to purchase SilverPlatter
    Education, Inc.

(e) Reflects (i) the conversion of Series A, B and C Preferred Stock into 3,879,677 shares
    of Common Stock; and (ii) the sale of           shares of Common Stock in the
    Offering.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of HealthStream, Inc. formerly NewOrder Media, Inc.

     We have audited the accompanying balance sheets of HealthStream, Inc. formerly NewOrder Media, Inc. as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthStream, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
September 24, 1999

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,           JUNE 30,
                                                              -------------------------   -----------
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    84,365   $    50,823   $3,967,456
  Accounts receivable, less allowance for doubtful accounts
    of $0 in 1997, $36,500 in 1998, and $38,000 in 1999
    (unaudited).............................................      285,223       481,316      509,847
  Accounts receivable -- unbilled...........................       64,971        10,821       15,701
  Prepaid expenses and other assets.........................        3,949         8,358       21,454
                                                              -----------   -----------   ----------
         Total current assets...............................      438,508       551,318    4,514,458
Property and equipment:
  Furniture and fixtures....................................       95,578       114,186      170,445
  Equipment.................................................      525,780       671,072      814,199
  Leasehold improvements....................................      124,255       196,405      234,562
                                                              -----------   -----------   ----------
                                                                  745,613       981,663    1,219,206
  Less accumulated depreciation and amortization............     (236,413)     (380,134)    (470,850)
                                                              -----------   -----------   ----------
                                                                  509,200       601,529      748,356
Other assets................................................           --            --       34,000
                                                              -----------   -----------   ----------
         Total assets.......................................  $   947,708   $ 1,152,847   $5,296,814
                                                              ===========   ===========   ==========

       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    47,160   $   119,102   $  171,880
  Accrued liabilities.......................................       48,151        94,827       54,160
  Deferred revenue..........................................      235,755       322,760      383,879
  Notes payable -- related parties..........................    1,795,000     2,835,000    1,603,000
  Current portion of long-term debt -- related party........       20,931        23,585       25,037
  Current portion of capital lease obligation...............           --        10,539       22,113
                                                              -----------   -----------   ----------
         Total current liabilities..........................    2,146,997     3,405,813    2,260,069
Long-term debt -- related party.............................       36,477        12,892           --
Capital lease obligation, less current portion..............           --        19,076       64,165
Shareholders' equity (deficit):
  Common stock, no par value; 20,000,000 shares authorized;
    1,760,166, 1,760,166 and 1,991,647 shares issued and
    outstanding at December 31, 1997 and 1998 and June 30,
    1999 (unaudited), respectively..........................    1,668,166     1,798,498    3,056,776
  Preferred Stock, no par value; 1,000,000, 1,000,000 and
    5,000,000 (unaudited) shares authorized as of
    December 31, 1997 and 1998 and June 30, 1999,
    respectively............................................           --            --           --
  Series A Convertible Preferred Stock; no shares, 41,000
    and 76,000 shares issued and outstanding as of December
    31, 1997 and 1998 and June 30, 1999 (unaudited),
    respectively............................................           --       410,000      760,000
  Series B Convertible Preferred Stock; no shares issued and outstanding as of December 31, 1997 and 1998, and
    527,750 shares issued and outstanding as of June 30,
    1999 (unaudited)........................................           --            --    5,127,500
  Accumulated deficit.......................................   (2,903,932)   (4,493,432)  (5,971,696)
                                                              -----------   -----------   ----------
         Total shareholders' equity (deficit)...............   (1,235,766)   (2,284,934)   2,972,580
                                                              -----------   -----------   ----------
         Total liabilities and shareholders' equity
           (deficit)........................................  $   947,708   $ 1,152,847   $5,296,814
                                                              ===========   ===========   ==========

                            See accompanying notes.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                     -------------------------------------   --------------------------
                                        1996         1997         1998          1998           1999
                                     ----------   ----------   -----------   -----------   ------------
                                                                                    (UNAUDITED)
Revenues...........................  $  556,217   $1,268,352   $ 1,716,094   $  830,333    $ 1,112,519
Operating costs and expenses:
  Cost of revenue..................     474,580      870,061     1,057,453      577,854        790,911
  Product development..............     142,188      293,706       443,336      183,605        764,975
  Selling, general and
     administrative expenses.......     674,797      875,416     1,476,639      574,695        931,339
                                     ----------   ----------   -----------   ----------    -----------
          Total operating costs and
            expenses...............   1,291,565    2,039,183     2,977,428    1,336,154      2,487,225
                                     ----------   ----------   -----------   ----------    -----------
Loss from operations...............    (735,348)    (770,831)   (1,261,334)    (505,821)    (1,374,706)
Other income (expense):
  Interest and other income........       3,186        2,226         2,634          954         35,494
  Interest expense -- related
     parties.......................     (46,801)    (182,708)     (328,412)    (141,443)      (137,073)
  Interest expense.................          --           --        (2,070)        (446)        (1,979)
  Other expense....................          --       (8,792)         (318)          --             --
                                     ----------   ----------   -----------   ----------    -----------
                                        (43,615)    (189,274)     (328,166)    (140,935)      (103,558)
                                     ----------   ----------   -----------   ----------    -----------
Net loss...........................  $ (778,963)  $ (960,105)  $(1,589,500)  $ (646,756)   $(1,478,264)
                                     ==========   ==========   ===========   ==========    ===========
Net loss per share:
  Basic............................  $    (0.47)  $    (0.55)  $     (0.90)  $    (0.37)   $     (0.77)
                                     ==========   ==========   ===========   ==========    ===========
  Diluted..........................  $    (0.47)  $    (0.55)  $     (0.90)  $    (0.37)   $     (0.77)
                                     ==========   ==========   ===========   ==========    ===========
Weighted average shares of common
  stock outstanding:
     Basic.........................   1,659,059    1,760,166     1,760,166    1,760,166      1,923,469
                                     ==========   ==========   ===========   ==========    ===========
     Diluted.......................   1,659,059    1,760,166     1,760,166    1,760,166      1,923,469
                                     ==========   ==========   ===========   ==========    ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                            SERIES A
                                                           CONVERTIBLE      SERIES B CONVERTIBLE
                                    COMMON STOCK         PREFERRED STOCK      PREFERRED STOCK                         TOTAL
                               ----------------------   -----------------   --------------------   ACCUMULATED    SHAREHOLDERS'
                                SHARES       AMOUNT     SHARES    AMOUNT    SHARES      AMOUNT       DEFICIT     EQUITY (DEFICIT)
                               ---------   ----------   ------   --------   -------   ----------   -----------   ----------------
Balance at December 31,
  1995.......................  1,360,166   $1,268,166       --   $     --        --   $       --   $(1,164,864)    $   103,302
  Net loss...................         --           --       --         --        --           --      (778,963)       (778,963)
  Issuance of common stock...    400,000      400,000       --         --        --           --            --         400,000
                               ---------   ----------   ------   --------   -------   ----------   -----------     -----------
Balance at December 31,
  1996.......................  1,760,166    1,668,166       --         --        --           --    (1,943,827)       (275,661)
  Net loss...................         --           --       --         --        --           --      (960,105)       (960,105)
                               ---------   ----------   ------   --------   -------   ----------   -----------     -----------
Balance at December 31,
  1997.......................  1,760,166    1,668,166       --         --        --           --    (2,903,932)     (1,235,766)
  Net loss...................         --           --       --         --        --           --    (1,589,500)     (1,589,500)
  Issuance of preferred
    stock....................         --           --   41,000    410,000        --           --            --         410,000
  Stock options granted......         --      130,332       --         --        --           --            --         130,332
                               ---------   ----------   ------   --------   -------   ----------   -----------     -----------
Balance at December 31,
  1998.......................  1,760,166    1,798,498   41,000    410,000        --           --    (4,493,432)     (2,284,934)
  Net loss (unaudited).......         --           --       --         --        --           --    (1,478,264)     (1,478,264)
  Issuance of preferred stock
    (unaudited)..............         --           --   35,000    350,000   527,750    5,127,500            --       5,477,500
  Issuance of common stock
    (unaudited)..............    231,481    1,000,000       --         --        --           --            --       1,000,000
  Issuance of warrant
    (unaudited)..............         --      258,278       --         --        --           --            --         258,278
                               ---------   ----------   ------   --------   -------   ----------   -----------     -----------
Balance at June 30, 1999
  (unaudited)................  1,991,647   $3,056,776   76,000   $760,000   527,750   $5,127,500   $(5,971,696)    $ 2,972,580
                               =========   ==========   ======   ========   =======   ==========   ===========     ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                            STATEMENTS OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                           -----------------------------------   -------------------------
                                             1996        1997         1998          1998          1999
                                           ---------   ---------   -----------   ----------   ------------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.................................  $(778,963)  $(960,105)  $(1,589,500)  $(646,756)   $(1,478,264)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation...........................     60,897     100,739       132,267      63,631         76,689
  Amortization...........................     11,417       7,775        14,648       5,703        108,921
  Provision for loss on doubtful
    accounts.............................         --          --        36,500      15,825         23,000
  Loss (gain) on disposal of assets......         --       7,624         3,727         (96)           431
  Noncash legal expense..................         --          --         2,100          --             --
  Noncash compensation expense...........         --          --       128,232          --             --
  Noncash product development............         --          --            --          --        258,278
  Changes in operating assets and
    liabilities:
    Accounts receivable..................    (76,563)   (165,126)     (232,593)     79,628        (51,531)
    Accounts receivable -- unbilled......      8,953     (63,696)       54,150      29,326         (4,880)
    Prepaid expenses and other assets....          -        (502)       (4,409)       (165)      (142,096)
    Accounts payable.....................     39,161      (4,936)       71,942      (7,999)        52,778
    Accrued liabilities..................      1,749      29,425        46,676       3,605        (40,667)
    Deferred revenue.....................     28,557     177,241        87,005    (122,446)        61,119
                                           ---------   ---------   -----------   ---------    -----------
       Net cash used in operating
         activities......................   (704,792)   (871,561)   (1,249,255)   (579,744)    (1,136,222)
INVESTING ACTIVITIES:
Purchase of property and equipment.......   (113,367)   (239,939)     (208,577)   (100,815)      (175,261)
                                           ---------   ---------   -----------   ---------    -----------
Net cash used in investing activities....   (113,367)   (239,939)     (208,577)   (100,815)      (175,261)
FINANCING ACTIVITIES:
Proceeds from notes payable to related
  parties................................    450,000   1,185,000     1,040,000     630,000         18,000
Proceeds from issuance of common stock...    400,000          --            --          --             --
Proceeds from issuance of preferred
  stock..................................         --          --       410,000          --      5,227,500
Payments on notes payable to related
  party..................................    (19,045)    (18,575)      (20,931)    (10,153)       (11,440)
Payments on capital lease obligations....          -           -        (4,779)     (1,039)        (5,944)
                                           ---------   ---------   -----------   ---------    -----------
Net cash provided by financing
  activities.............................    830,955   1,166,425     1,424,290     618,808      5,228,116
                                           ---------   ---------   -----------   ---------    -----------
Net increase (decrease) in cash and cash
  equivalents............................     12,796      54,925       (33,542)    (61,751)     3,916,633
Cash and cash equivalents at beginning of
  period.................................     16,644      29,440        84,365      84,365         50,823
                                           ---------   ---------   -----------   ---------    -----------
Cash and cash equivalents at end of
  period.................................  $  29,440   $  84,365   $    50,823   $  22,614    $ 3,967,456
                                           =========   =========   ===========   =========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid............................  $  48,927   $ 176,708   $   320,320   $ 134,143    $   152,052
                                           =========   =========   ===========   =========    ===========
Capital lease obligations incurred.......  $      --   $      --   $    34,394   $  19,178    $    62,607
                                           =========   =========   ===========   =========    ===========
Conversion of notes payable to common
  stock..................................  $      --   $      --   $        --   $      --    $ 1,000,000
                                           =========   =========   ===========   =========    ===========
Conversion of notes payable to Series B
  preferred stock........................  $      --   $      --   $        --   $      --    $   250,000
                                           =========   =========   ===========   =========    ===========
Issuance of Series B preferred stock in
  exchange for professional services.....  $      --   $      --   $        --   $      --    $   150,000
                                           =========   =========   ===========   =========    ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     HealthStream, Inc., formerly NewOrder Media, Inc. ("the Company"), was incorporated in 1990 and is an interactive multimedia systems company based in Nashville, Tennessee. The Company changed its name to HealthStream, Inc. from NewOrder Media, Inc. on September 1, 1998. The Company provides an interactive training solution for delivering and tracking computer based education primarily for the healthcare industry in the United States, utilizing the Training Navigator(R) (T.NAV(R)) software suite developed by the Company. The Company also provides custom content development through the organization and translation of content into an interactive experience, and assists in the development of websites.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited balance sheet as of June 30, 1999 and the related unaudited statements of operations, shareholders' equity, and cash flows for the six months ended June 30, 1998 and 1999, (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

     The interim financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the six months ended June 30, 1999 may not be indicative of operating results for the full year.

RECOGNITION OF REVENUE

     The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition."

     Revenues are derived from the license of the Company's T.NAV(R) software, maintenance and support services, custom content development, website development, professional and technical consulting services, implementation and training services. Revenues derived from the sale of products requiring significant modification or customization are recorded based on the percentage of completion method using labor hours. Software support and maintenance revenues are recognized ratably over the term of the related agreement. All other service revenues are recognized as the related services are performed. In March 1999, the Company began providing educational training services via the Internet. Through June 30, 1999 revenues from these services have been less than $5,000.

NET LOSS PER SHARE

     The Company computes net loss per share following Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on assumed conversion of Series A and B Preferred

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Stock, are included in diluted net loss per share to the extent these shares are dilutive. Common equivalent shares are not included in the computation of dilutive net loss per share for the years ended December 31, 1996, 1997, 1998 and the six months ended June 30, 1999 because the effect would be anti-dilutive.

     Under the provisions of SAB 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company places its temporary excess cash investments in high quality short-term money market instruments. At times, such investments may be in excess of the FDIC insurance limits.

     The Company sells its systems and services to various companies in the healthcare industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. During 1996 and 1997, the Company derived approximately 30% and 16% of its revenues from one customer (Mosby, Inc.), respectively. During 1998, the Company derived approximately 48% of its revenues from two customers (Mosby, Inc. and Waverly, Inc.).

CASH AND CASH EQUIVALENTS

     The Company considers unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the allowance for doubtful accounts and the amounts charged to bad debt expense were as follows:

                                               ALLOWANCE
                                               BALANCE AT    CHARGED TO                 ALLOWANCE
                                              BEGINNING OF   COSTS AND                 BALANCE AT
                                                  YEAR        EXPENSES    WRITE-OFFS   END OF YEAR
                                              ------------   ----------   ----------   -----------
Year ended December 31:
  1996......................................    $    --       $    --      $    --       $    --
  1997......................................         --            --           --            --
  1998......................................         --        36,500           --        36,500

PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                               -----
Furniture and fixtures......................................    5-10
Equipment...................................................    3-5
Leasehold improvements......................................     15

LONG-LIVED ASSETS

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Management periodically evaluates the ongoing value of property and equipment and has determined that there were no indications of impairment as of December 31, 1996, 1997 and 1998.

DEFERRED REVENUE

     Deferred revenue represents the portion of revenue received where the revenue recognition process is incomplete.

ADVERTISING

     The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998, was approximately $12,500, $8,200 and $2,900, respectively.

PRODUCT DEVELOPMENT COSTS

     Research and development costs incurred to establish the technological feasibility of computer software products are charged to expense as incurred. The Company capitalizes costs incurred between the point of establishing technological feasibility and general release when such costs are material. As of December 31, 1996, 1997 and 1998, the Company has no capitalized computer software development costs.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and such differences could be material to the financial statements.

INCOME TAXES

     Prior to October 1, 1998, the Company, with the consent of its shareholders, elected Subchapter S status under the provisions of the Internal Revenue Code. The shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income in lieu of a corporate income tax. Accordingly, no provision, benefit, or liability for federal income taxes has been included in the financial statements for periods prior to October 1, 1998. The Subchapter S election was not available for Tennessee corporate income tax. On October 1, 1998, the Company terminated the Subchapter S election. Effective October 1, 1998, the Company began providing for federal income taxes. Such taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts approximate the fair value because of the short maturity of such instruments.

          Accounts receivable, accounts receivable-unbilled, accounts payable and accrued liabilities: The carrying amounts approximate the fair value because of the short maturity of such instruments.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          Short and long-term debt: The carrying amounts approximate the fair value based on current financing for similar loans available to the Company.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that the Company
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The adoption of SFAS No. 130 had no effect on the Company's financial statements.

     In 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to report selected segment information when certain tests are met. Management has determined that the Company operates in only one reportable segment meeting the applicable tests.

     As of January 1, 1998, the Company early adopted Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet the Company's internal needs without the intent to market externally. The adoption of SOP 98-1 had no effect on the Company's financial statements.

     As of January 1, 1998, the Company early adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 establishes standards for reporting and presenting start-up costs in a full set of general purpose financial statements. Start-up costs, including organizational costs, are expensed as incurred under this SOP. The adoption of SOP 98-5 had no effect on the Company's financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88 and 106" which is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 had no effect on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective as amended for fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company does not expect the adoption of SFAS No. 133 to have a material effect on the Company's financial statements.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. The Company is required to implement SOP 98-9 for the year ending December 31, 2000. Adoption of SOP 98-9 is not expected to have a material effect on the Company's financial statements.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  NOTES PAYABLE AND LONG-TERM DEBT -- RELATED PARTIES

     Notes payable and long-term debt consists of the following:

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Notes payable-related parties...............................  $1,795,000   $2,835,000
                                                              ==========   ==========
Long-term debt-related party................................  $   57,408   $   36,477
Less current portion........................................     (20,931)     (23,585)
                                                              ----------   ----------
                                                              $   36,477   $   12,892
                                                              ==========   ==========

     The Company has a demand notes payable to the Chief Executive Officer ("CEO") and principal shareholder totaling $1,285,000 at December 31, 1997 and $2,325,000 at December 31, 1998. Subsequent to December 31, 1998, $1,250,000 of
the demand note was converted into Common Stock and Series B Convertible Preferred Stock and the remaining balance was converted into a new promissory note (see Note 10). The Company also had a note payable to the CEO totaling $450,000 at December 31, 1997 and 1998 which was converted to a demand note upon maturity. These notes were partially secured by accounts receivable and equipment. Interest accrued at 12% for the amount secured by accounts receivable, which was $517,000 at December 31, 1998. The remaining balance of $2,258,000 was unsecured and accrued interest at 13%. Interest is payable monthly.

     The Company has a partially secured demand note payable to a vice president and stockholder of the Company, totaling $60,000 at December 31, 1997 and 1998. The note accrued interest at 12% and was paid in full on August 23, 1999.

     The Company had an unsecured long-term promissory note payable to the CEO, totaling $57,408 at December 31, 1997 and $36,477 at December 31, 1998. The note requires monthly installments of principal and interest of $2,224 through May 23, 2000. The note accrues interest at 12%.

     As of December 31, 1998, the annual principal maturities of long-term debt are as follows:

1999........................................................  $23,585
2000........................................................   12,892
Thereafter..................................................       --
                                                              -------
                                                              $36,477
                                                              =======

3.  INCOME TAXES

     As described in Note 1, the Company terminated its Subchapter S election on October 1, 1998 and became subject to federal income taxes. As a result of the termination of the S election, the Company was required to provide deferred federal income taxes under SFAS 109, "Accounting for Income Taxes." The 1998 provision for deferred income taxes includes the effect of recording a net deferred tax asset and corresponding valuation allowance of $57,287.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax benefit differs from the amounts computed by applying the federal statutory rate of 34% to the loss before income taxes as follows:

                                                        1996        1997        1998
                                                      ---------   ---------   ---------
Tax benefit at the statutory rate...................  $(264,847)  $(326,436)  $(540,430)
State income taxes, net of federal benefit..........    (46,738)    (57,606)    (63,335)
Other...............................................        376         619       2,086
Tax benefit of losses attributable to shareholders
  due to S corporation status prior to October 1,
  1998..............................................    264,847     326,436     336,301
Deferred taxes recorded upon termination of S
  corporation status................................         --          --      57,287
Increase in valuation allowance.....................     46,362      56,987     208,091
                                                      ---------   ---------   ---------
                                                      $      --   $      --   $      --
                                                      =========   =========   =========

     Pro forma income taxes as if the Company had been a C Corporation for all periods presented have not been reflected in the financial statements because a 100% valuation allowance would have been provided and accordingly there would not have been a tax benefit.

     Deferred federal and state income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $      --   $  13,870
  Accrued liabilities.......................................      1,131       5,604
  Deferred revenue..........................................     14,145     122,649
  Net operating loss carryforwards..........................    162,281     271,332
                                                              ---------   ---------
          Total deferred tax assets.........................    177,557     413,455
Less: Valuation allowance...................................   (172,391)   (380,481)
                                                              ---------   ---------
                                                                  5,166      32,974
Deferred tax liability:
  Depreciation..............................................     (5,166)    (32,974)
          Net deferred tax asset............................  $      --   $      --
                                                              =========   =========

     As of December 31, 1998, the Company has federal and state net operating loss carryforwards of $307,528 and $4,169,298, respectively, expiring in years 2012 through 2018.

     The Company has established a valuation allowance for deferred tax assets at December 31, 1997 and 1998 due to the uncertainty of realizing these assets in the future. The valuation allowance increased $208,090 during 1998. No federal or state income tax payments were made during the year ended December 31, 1996, 1997 or 1998.

4.  STOCK OPTION PLAN

     The Company's 1994 Employee Stock Option Plan authorizes the grant of options to employees, officers and directors for up to 4,000,000 shares of common stock. Options granted under the Plan have terms of no more than ten years with certain restrictions. The Plan allows the Board of Directors to

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

determine the vesting period of each grant. The vesting period of the options granted ranges from immediate vesting to two years.

     The Company accounts for its stock incentive plans in accordance with Accounting Principles Board No. 25 ("APB 25"). The Company has not recognized compensation expense for stock options, because the exercise price of the options equals the market price of the underlying stock on the date of grant, which is the measurement date. If the alternative method of accounting for stock incentive plans prescribed by SFAS No. 123 had been followed, there would be no difference in the Company's net loss and net loss per share for the years ended December 31, 1996 and 1997 since all stock options outstanding during those years were 100% vested at January 1, 1996. In 1998, the Company's net loss would have been $1,670,319 and net loss per share would have been $0.95. The resulting pro forma disclosures may not be representative of that to be expected in future years. The weighted average fair value of options granted was determined using the minimum value option pricing model with the indicated assumptions:

                                                               1998
                                                               -----
ASSUMPTIONS (WEIGHTED AVERAGE)
Risk-free interest rate.....................................   5.700%
Expected dividend yield.....................................     0.0%
Expected life (in years)....................................       5

     A progression of activity and various other information relative to stock options is presented in the table below.

                                               1996                  1997                  1998
                                        -------------------   -------------------   -------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE
                                        COMMONS   EXERCISE    COMMON    EXERCISE    COMMON    EXERCISE
                                        SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
                                        -------   ---------   -------   ---------   -------   ---------
Outstanding -- beginning of year......  632,778     $1.06     632,778     $1.06     632,778     $1.06
Granted...............................      --         --          --               268,288      4.25
Exercised.............................      --         --          --        --          --        --
Forfeited.............................      --         --          --        --      (8,750)     4.25
                                        -------               -------               -------
Outstanding -- end of year............  632,778      1.06     632,778      1.06     892,316      1.98
                                        =======               =======               =======
Exercisable at end of year............  632,778      1.06     632,778      1.06     646,778      1.13
                                        =======               =======               =======

     Shares of Common Stock available for future grants of options totaled 3,367,222 at December 31, 1997 and 3,107,684 at December 31, 1998. Exercise
prices per share and various other information for options outstanding at December 31, 1998 are segregated into ranges as follows:

                                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                              -----------------------------------------------   --------------------------
                                                                 WEIGHTED                      WEIGHTED
                                              WEIGHTED           AVERAGE                       AVERAGE
                               NUMBER     AVERAGE EXERCISE      REMAINING        NUMBER     EXERCISE PRICE
  EXERCISE PRICE PER SHARE    OF SHARES   PRICE PER SHARE    CONTRACTUAL LIFE   OF SHARES     PER SHARE
  ------------------------    ---------   ----------------   ----------------   ---------   --------------
$1.00 -- $1.13..............   632,778         $1.06               6.12          632,778        $1.06
     $4.25..................   259,538          4.25               6.49           14,000         4.25
                               -------         -----               ----          -------        -----
                               892,316         $1.99               6.23          646,778        $1.13
                               =======         =====               ====          =======        =====

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LEASE COMMITMENTS

     The Company leases its office facilities. During 1998, the Company leased additional office space and extended the terms of the original lease through May 2005 under an amended lease agreement. The amended lease provides for two five-year renewal options. The Company also leases certain office equipment. Total lease expense under all operating leases was $66,200, $59,184 and $51,756 for the years ended December 31, 1996, 1997 and 1998, respectively. The Company also leases certain computer equipment from various third parties accounted for as capital leases. Future rental payment commitments at December 31, 1998 under the capital and operating leases, having an initial term of one year or more, are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
1999........................................................  $14,123   $132,530
2000........................................................   14,123    141,741
2001........................................................    7,275    140,512
2002........................................................       --    140,848
2003........................................................       --    140,848
Thereafter..................................................       --    168,233
                                                              -------   --------
          Total minimum lease payments......................   35,521   $864,712
                                                                        ========
Less amounts representing interest..........................   (5,906)
                                                              -------
Present value of net minimum lease payments (including
  $10,539 classified as current)............................  $29,615
                                                              =======

     The carrying value of assets under capital leases, which are included with owned assets in the accompanying balance sheets is $0 at December 31, 1997 and $29,140 at December 31, 1998. Amortization of the assets under the capital leases is included in depreciation expense.

6.  LOSS PER SHARE

     The following table sets forth the computation of basic and diluted net loss per share:

                                                           YEAR ENDED DECEMBER 31
                                                     -----------------------------------
                                                       1996        1997         1998
                                                     ---------   ---------   -----------
Numerator:
  Net loss.........................................  $(778,963)  $(960,105)  $(1,589,500)
                                                     =========   =========   ===========
Denominator:
  Weighted-average shares..........................  1,659,059   1,760,166     1,760,166
                                                     =========   =========   ===========
Net loss per share, basic and diluted..............  $   (0.47)  $   (0.55)  $     (0.90)
                                                     =========   =========   ===========
Antidilutive options and convertible preferred
  stock not included in loss per share
  calculation......................................    224,675     253,091       374,276
                                                     =========   =========   ===========

7.  EMPLOYEE BENEFIT PLAN

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code. Employees of the Company must have attained the age of 21 and have completed six months of service to be eligible to participate in the plan. Under the plan's

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

provisions, a plan member may make contributions, on a tax deferred basis, not to exceed 15% of compensation subject to IRS limitations. The Company does not provide matching contributions.

8.  PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock in one or more series, having the relative voting powers, designations, preferences, rights and qualifications, limitations or restrictions, and other terms as the Board of Directors may fix in providing for the issuance of such series, without any vote or action of the shareholders. At December 31, 1997 and 1998, zero shares and 50,000 shares had been designated as Series A Convertible Preferred Stock and zero shares and 41,000 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively. Subsequent to December 31, 1998, the number of authorized shares of Preferred Stock was increased to 5,000,000 (see Note 10).

     The Company is required at all times to reserve out of its authorized but unissued shares of Common Stock, a number of its authorized shares of Common Stock sufficient to effect the conversion into Common Stock of the Series A Convertible Preferred Stock shares from time to time. At December 31, 1997 and 1998, the Company reserved and kept available zero shares and 94,907 shares of Common Stock to effect the conversion of the Series A Convertible Preferred Stock, respectively.

     Reference should be made to Note 10 for a discussion of the voting, conversion, dividend, and liquidation rights and preferences of the Series A Convertible Preferred Stock as amended subsequent to December 31, 1998.

9.  STRATEGIC ALLIANCE

     On December 31, 1998, the Company entered into a two-year strategic alliance with Challenger Corporation ("Challenger") whereby the Company is granted an exclusive worldwide license for all of Challenger's existing and new products. The Company is to pay Challenger $95,000 in 1999 and $125,000 in 2000 as nonrefundable advances against royalties. The Company will pay Challenger a royalty from revenue generated from its products. In the event that royalties due to Challenger are less than $85,000 through November 15, 1999, the Company has the right to cancel the second year license.

10.  EVENTS SUBSEQUENT TO DECEMBER 31, 1998

  Preferred Stock

     Subsequent to December 31, 1998, the Company filed a Second Amended and Restated Charter authorizing the issuance of 20 million shares of Common Stock, no par value and 5 million shares of Preferred Stock, no par value. The Preferred Stock may be issued from time to time in one or more series. The Company has authorized the issuance of 76,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock and 1,436,961 shares designated as Series B Convertible Preferred Stock. On August 18, 1999, the Company filed a Third Amended and Restated Charter to authorize the Company to issue 650,000 shares of Series C Convertible Preferred Stock.

     Each holder of Preferred Stock is entitled to notice of any shareholders' meeting and shall vote with the holders of Common Stock, except for those matters required by law to be voted upon separately among the holders of Common Stock and Preferred Stock. In all cases where the holders of Preferred Stock and holders of Common Stock are to vote together, the holder of each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible. Except as otherwise required by law, the holders of the Preferred Stock have voting rights and powers equal to the voting rights and powers of the Common Stock.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Each share of Series A and B Convertible Preferred Stock is currently convertible into the Company's Common Stock at the conversion rate of 2.3148 shares of Common Stock per share of Series A and B Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is currently convertible into the Company's Common Stock at the conversion rate of 1.3298 shares of Common Stock per share of Series C Convertible Preferred Stock. These rates are subject to an antidilution adjustment if the Company issues or sells shares of Common Stock at a per share price less than $4.32 for Series A and B Convertible Preferred Stock and a price less than $7.52 for Series C Convertible Preferred Stock. An adjustment to the conversion rate of the Preferred Stock would increase the voting power of the holders thereof.

     Each share of Series A, B and C Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. Each share of Preferred Stock shall automatically and immediately be converted into shares of Common Stock at its then effective conversion rate upon the earlier of (i) the closing of an initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 raising gross proceeds of at least $30,000,000 and an offering price per share greater than or equal to $9.00 or (ii) the date specified by written agreement of the holders of 66 2/3% of the then outstanding shares of Preferred Stock.

     In the event the Company declares a dividend, the holders of Preferred Stock shall be entitled to a proportionate share of such dividends as though the holders of the Preferred Stock were the holders of a number of shares of Common Stock into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend.

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, an amount in cash equal to one and one-fourth (1.25) to two (2.00) times the Liquidation Preference Payment. The Liquidation Preference Payment is equal to $10.00 per share of Preferred Stock plus an amount equal to all dividends declared but unpaid.

     In January and February 1999 the Company issued 35,000 shares of Series A Preferred Stock for $350,000. In April and May 1999 the Company received commitments to purchase 1,030,500 shares of Series B Convertible Preferred Stock at $10 per share. On April 21, 1999 and May 10, 1999, the Company issued 527,750 shares of the Series B Convertible Preferred Stock in a private placement to a group of institutional and individual investors in exchange for $4,877,500 in cash, the conversion of $250,000 of notes payable to the Company's CEO and the contribution of $150,000 in professional services. The Company issued 502,750 shares of Series B Preferred Stock at $10 per share in August 1999 in exchange for $4,777,500 in cash and the conversion of $250,000 of notes payable to the Company's CEO. Also, each holder of Series A and Preferred Stock and Series B Preferred Stock has an option to purchase up to an additional 20% of the number of shares purchased in April and May and August 1999, at $10 per share. Each investor may exercise their option any time prior to April 21, 2000 or upon a subsequent equity financing of at least $5 million. This financing occurred on September 15, 1999 and therefore these options expire on October 15, 1999. Through September 15, 1999 investors have exercised options and purchased 79,801 shares of Series B Convertible Preferred Stock for cash at $10 per share.

  Notes Payable -- Related Party

     In connection with the above private placement, the Company's CEO converted $1,250,000 of the $2,325,000 partially secured demand notes (see Note 2) into Common Stock and Series B Convertible Preferred Stock. On April 21, 1999 the remaining $1,525,000 was converted into a promissory note along

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

with approximately $18,000 of additional indebtedness loaned to the Company by the CEO subsequent to December 31, 1998. This note is unsecured and accrues interest at a variable rate equal to the lesser of the margin rate of interest at a designated brokerage account or 10.5% and interest is payable monthly. The note matures on October 21, 2006 or the earliest of: (i) the date determined by the Company's Board of Directors; (ii) the closing of an initial public offering of common stock ("IPO") of at least $30 million; (iii) the sale of the Company; or (iv) the bankruptcy of the Company.

     This Note is convertible into Series B Convertible Preferred Stock at the option of the CEO, upon the occurrence of: (i) the termination by the Company of the CEO; (ii) any liquidation, dissolution, winding up, consolidation, sale or merger of the Company; or (iii) an IPO. In August 1999, the CEO converted an additional $250,000 of notes payable into Series B Preferred Stock resulting in a principal balance of $1,293,000.

  Series C Convertible Preferred Stock

     In August and September 1999, the Company issued 627,406 shares of the Series C Convertible Preferred Stock to a group of institutional and individual investors at $10 per share.

  Common Stock and Common Stock Options and Warrants

     In July and August 1999, the CEO exercised options granted in 1995 and purchased 225,000 shares of the Company's Common Stock at an exercise price of $1.00 per share.

     On August 9, 1999, the Company issued 2,500 shares of the Company's Common Stock to an outside consultant at $7.52 per share, for services provided.

     On June 14, 1999, the Company entered into a Development and Distribution Agreement ("the Agreement") with GE Medical Systems, a division of the General Electric Company. In connection with the Agreement, GE Medical Systems received warrants to purchase 132,450 shares of the Company's Common Stock at an exercise price of $7.52 per share. The warrants are exercisable for 10 years. The Company recognized $258,278 in expense in June 1999 in connection with the issuance of the warrants. No warrants have been exercised to date.

     Subsequent to December 31, 1998 through September 24, 1999, the Company granted 652,250 options to purchase Common Stock to employees, officers and directors as follows:

                                                            NUMBER OF
EXERCISE PRICE PER SHARE                                     SHARES
------------------------                                    ---------
$4.32.....................................................    24,250
$7.52.....................................................   628,000
                                                             -------
                                                             652,250
                                                             =======

  Acquisition of Business

     On July 23, 1999, the Company acquired selected assets and assumed certain liabilities of SilverPlatter Education, Inc., a subsidiary of SilverPlatter Information, Inc., for $1 million. The purchase price was paid by issuing 26,596 shares of the Company's Common Stock at $7.52 per share and the payment of cash of $800,000 at closing. The acquisition was accounted for as a purchase.

                               HEALTHSTREAM, INC.
                         FORMERLY NEWORDER MEDIA, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma results of operations give effect to the operations of SilverPlatter Education as if the acquisition had occurred as of the first day of the fiscal year immediately preceding the year of the transaction. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transaction in fact occurred at the beginning of the periods presented or to project the Company's results of operations in any future period.

                                                               YEAR ENDED         SIX MONTHS
                                                              DECEMBER 31,      ENDED JUNE 30,
                                                                  1998               1999
                                                              ------------      --------------
Revenue.....................................................  $ 4,059,529        $ 1,948,346
Net loss....................................................   (2,168,316)        (1,686,522)
Net loss per common share:
  Basic.....................................................  $     (1.21)       $     (0.86)
  Diluted...................................................  $     (1.21)       $     (0.86)

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of SilverPlatter Education, Inc., a subsidiary of SilverPlatter Information, Inc.

     We have audited the accompanying balance sheets of SilverPlatter Education, Inc., a subsidiary of SilverPlatter Information, Inc., as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SilverPlatter Education, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
September 17, 1999

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------     JUNE 30
                                                             1997          1998          1999
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                         ASSETS
Current assets:
  Cash..................................................  $   150,151   $     9,567   $   347,287
  Accounts receivable...................................      260,903        56,020        23,520
  Deferred license fees.................................       70,393        34,547        22,444
  Prepaid expenses......................................       66,849        46,858        34,475
                                                          -----------   -----------   -----------
          Total current assets..........................      548,296       146,992       427,726
Property and equipment:
  Furniture and fixtures................................       41,788        44,174        44,174
  Equipment.............................................      325,164       296,618       296,618
  Leasehold improvements................................        3,131         3,131         3,131
                                                          -----------   -----------   -----------
                                                              370,083       343,923       343,923
  Less accumulated depreciation and amortization........      225,225       267,462       290,364
                                                          -----------   -----------   -----------
                                                              144,858        76,461        53,559
  Intangible assets, net................................      166,691        83,344        41,672
  Other assets..........................................        5,040         5,040            --
                                                          -----------   -----------   -----------
          Total assets..................................  $   864,885   $   311,837   $   522,957
                                                          ===========   ===========   ===========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................  $   153,914   $    80,607   $   149,703
  Accrued liabilities...................................       94,599        51,908        62,011
  Due to parent company.................................    3,826,679     4,170,574     4,376,565
  Deferred revenue......................................    1,054,490       490,734       436,601
                                                          -----------   -----------   -----------
          Total current liabilities.....................    5,129,682     4,793,823     5,024,880
Stockholders' deficit:
  Common stock, $.01 par value; 200,000 shares
     authorized; 1,000 shares issued and outstanding at
     December 31, 1997 and 1998 and June 30, 1999
     (unaudited)........................................           10            10            10
  Additional paid-in capital............................          990           990           990
  Accumulated deficit...................................   (4,265,797)   (4,482,986)   (4,502,923)
                                                          -----------   -----------   -----------
          Total stockholders' deficit...................   (4,264,797)   (4,481,986)   (4,501,923)
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' deficit...  $   864,885   $   311,837   $   522,957
                                                          ===========   ===========   ===========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                            STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1997          1998          1998          1999
                                               -----------   ----------   ------------   ----------
                                                                                 (UNAUDITED)
Revenues.....................................  $ 2,175,894   $2,343,435    $1,291,761     $835,847
Operating costs and expenses:
  Cost of revenue............................    1,057,538      923,254       524,504      350,988
  Selling, general and administrative
     expenses................................    2,315,524    1,637,370       880,097      504,796
                                               -----------   ----------    ----------     --------
          Total operating costs and
            expenses.........................    3,373,062    2,560,624     1,404,601      855,784
                                               -----------   ----------    ----------     --------
          Net loss...........................  $(1,197,168)  $ (217,189)   $ (112,840)    $(19,937)
                                               ===========   ==========    ==========     ========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                COMMON STOCK     ADDITIONAL                     TOTAL
                                               ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                               SHARES   AMOUNT    CAPITAL       DEFICIT        DEFICIT
                                               ------   ------   ----------   -----------   -------------
Balance at January 1, 1997...................  1,000     $10        $990      $(3,068,629)   $(3,067,629)
  Net loss...................................      -       -           -       (1,197,168)    (1,197,168)
                                               -----     ---        ----      -----------    -----------
Balance at December 31, 1997.................  1,000      10         990       (4,265,797)    (4,264,797)
  Net loss...................................      -       -           -         (217,189)      (217,189)
                                               -----     ---        ----      -----------    -----------
Balance at December 31, 1998.................  1,000      10         990       (4,482,986)    (4,481,986)
  Net loss...................................      -       -           -          (19,937)       (19,937)
                                               -----     ---        ----      -----------    -----------
Balance at June 30, 1999 (unaudited).........  1,000     $10        $990      $(4,502,923)   $(4,501,923)
                                               =====     ===        ====      ===========    ===========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                  -----------------------   -------------------------
                                                     1997         1998         1998          1999
                                                  -----------   ---------   -----------   -----------
OPERATING ACTIVITIES:
Net loss........................................  $(1,197,168)  $(217,189)   $(112,840)    $ (19,937)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation and amortization.................      136,501     143,984       71,591        64,574
  Changes in operating assets and liabilities:
     Accounts receivable........................     (211,828)    204,883       67,331        32,500
     Deferred license fees......................       25,352      35,846       19,302        12,103
     Prepaid expenses and other assets..........      (11,821)     19,991       26,372        12,383
     Other assets...............................           --          --           --         5,040
     Accounts payable...........................     (118,305)    (73,307)     (19,263)       69,096
     Accrued liabilities........................       12,509     (42,691)      11,115        10,103
     Due to parent company......................      877,603     359,056      147,887       205,991
     Deferred revenue...........................      280,289    (563,756)    (267,463)      (54,133)
                                                  -----------   ---------    ---------     ---------
          Net cash (used in) provided by
            operating activities................     (206,868)   (133,183)     (55,968)      337,720
INVESTING ACTIVITIES:
Purchase of property and equipment..............     (115,684)     (7,401)      (5,015)           --
                                                  -----------   ---------    ---------     ---------
Net cash used in investing activities...........     (115,684)     (7,401)      (5,015)           --
                                                  -----------   ---------    ---------     ---------
Net increase (decrease) in cash.................     (322,552)   (140,584)     (60,983)      337,720
Cash at beginning of period.....................      472,703     150,151      150,151         9,567
                                                  -----------   ---------    ---------     ---------
Cash at end of period...........................  $   150,151   $   9,567    $  89,168     $ 347,287
                                                  ===========   =========    =========     =========
NON-CASH TRANSACTIONS:
Assets transferred to (from) Parent Company, at
  net book value................................  $  (250,035)  $  15,161    $  15,161     $      --
                                                  ===========   =========    =========     =========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     SilverPlatter Education, Inc. (the "Company") was incorporated on December 29, 1992 and is a publisher of CD-ROM and Internet products in the healthcare industry. The Company is based in Norwood, Massachusetts and is a wholly-owned subsidiary of SilverPlatter Information, Inc. (the "Parent"). The Company primarily focuses on the use of multimedia for continuing medical education and also produces specialty-oriented bibliographic databases on CD-ROM for literature searching and clinical reference. The Company's products are offered globally. SilverPlatter Education is accredited by the Accreditation Council for Continuing Medical Education.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited balance sheet as of June 30, 1999 and the related unaudited statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1998 and 1999, (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

     The interim financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the six months ended 1999 may not be indicative of operating results for the full year.

RECOGNITION OF REVENUE

     Subscription revenue is deferred and recognized ratably over the subscription period which is generally 12 months. Revenues derived from the sale of products requiring significant modification or customization are recorded based on the percentage of completion using labor hours. All other service revenues are recognized as the related services are performed.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. At times, cash balances in the Company's accounts may exceed FDIC insurance limits.

     The Company sells its systems and services to various companies in the healthcare industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

     The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short maturity of such instruments.

     The Company is dependent upon various information providers to provide content for use on the Company's products.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................    7
Equipment...................................................    3
Leasehold improvements......................................    3

INTANGIBLE ASSETS

     Intangible assets consist primarily of acquired subscription lists and are recorded at cost. Amortization is provided using the straight-line method over three years. Accumulated amortization totaled approximately $83,300 and $166,700 at December 31, 1997 and 1998, respectively.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Management periodically evaluates the ongoing value of property, equipment and intangibles and has determined that there were no indications of impairment for the years ended December 31, 1997 and 1998.

DEFERRED REVENUE

     Deferred revenue represents the portion of revenue received where the revenue recognition process is incomplete.

DEFERRED LICENSE FEES

     Deferred license fees represent amounts paid in advance to information providers. Such fees are deferred and expensed ratably over the terms of the subscription periods to match the recognition of the related revenue.

ADVERTISING

     The Company expenses the costs of advertising as incurred. During 1997 and 1998, advertising expense was approximately $38,400 and $1,100, respectively.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and such differences could be material to the financial statements.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Income taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet the Company's internal needs without the intent to market externally. The Company adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 had no effect on the Company's financial condition or results of operations.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. The Company is required to implement SOP 98-9 for the year ending December 31, 2000. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through the year ending December 31, 1999. Management does not expect the adoption of SOP 98-9 to have a significant effect on the Company's financial condition or results of operations.

ALLOCATION OF CERTAIN EXPENSES

     The Parent provides various administrative services to the Company including legal assistance, accounting, marketing and advertising services. The Parent allocated these expenses to the Company. The allocation policy applied by the Company is as follows: first on the basis of direct usage when identifiable, with the remainder allocated among the Parent's subsidiaries on the basis of their respective annual sales. In the opinion of management, this method of allocation is reasonable and is consistent with Securities and Exchange Commission Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity". However, the allocation methodology utilized in preparing the financial statements of the Company may not necessarily reflect the results of operations, cash flows, or financial position of the Company in the future, or what the results of operations, cash flows or financial position would have been had the Company been a separate stand-alone entity.

     Due to parent company included in the balance sheets represents a net balance as the result of various transactions between the Company and the Parent. There are no terms of settlement or interest charges associated with the account balance. The balance is primarily the result of the Parent funding payroll, other operating, selling, general and administrative expenses of the Company and allocated expenses incurred by the Parent on behalf of the Company.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     An analysis of transactions in the Due to Parent Company account are as follows:

                                                                    YEAR ENDED
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Balance at beginning of year................................  $2,699,041   $3,826,679
Net cash remitted from Parent...............................     876,244      161,584
Allocated expenses from the Parent..........................     251,394      182,311
                                                              ----------   ----------
Balance at end of year......................................  $3,826,679   $4,170,574
                                                              ==========   ==========
Average balance during the year.............................  $3,251,330   $3,896,040
                                                              ==========   ==========

2. INCOME TAXES

     Income tax benefit differs from the amount computed by applying the federal statutory rate of 34% to loss before income taxes as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
Tax benefit at the statutory rate...........................  $(398,537)  $(73,844)
State income taxes, net of federal benefit..................    (46,903)    (8,722)
Change in valuation allowance...............................    445,440     82,566
                                                              ---------   --------
          Total                                               $      --   $     --
                                                              =========   ========

     Deferred federal and state income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997         1998
                                                              ----------   -----------
Deferred tax assets:
  Depreciation..............................................  $   18,670   $    17,357
  Amortization..............................................      27,857        50,674
  Allowance for doubtful accounts...........................       3,302         1,921
  Net operating loss carryforwards..........................     950,264     1,014,245
                                                              ----------   -----------
          Total deferred tax assets.........................   1,000,093     1,084,197
Less: Valuation allowance...................................    (999,946)   (1,082,512)
                                                              ----------   -----------
                                                                     147         1,685
Deferred tax liability:
  Prepaid assets............................................        (147)       (1,685)
                                                              ----------   -----------
          Net deferred tax asset                              $       --   $        --
                                                              ==========   ===========

     As of December 31, 1998 the Company had net operating loss carryforwards of $2,699,065 expiring in years 2008 to 2019.

     The Company has established a valuation allowance for deferred tax assets at December 31, 1997 and 1998 due to the uncertainty of realizing these assets in the future. The valuation allowance increased $82,566 during 1998.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  LEASE COMMITMENTS

     The Company leased office facilities under an operating lease that expired in February 1999. Subsequent to February 1999, the Company leases its office facilities on a month-to-month basis.

     Total rent expense under all operating leases was approximately $62,125 and $64,466 for 1997 and 1998, respectively.

4.  EMPLOYEE BENEFIT PLAN

     Employees of the Company participate in the Parent's employee benefit plan.

     The Parent has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, not to exceed 15% of compensation. It is the Company's policy to match employer contributions at a rate of 25% of the first 4% contributed by the employee. The Company incurred expense on behalf of its participants which totaled approximately $7,400 and $8,200 in 1997 and 1998, respectively.

5.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company, along with three other SilverPlatter International, N.V. (Parent Company of SilverPlatter Information, Inc.) subsidiaries, has guaranteed repayment of indebtedness under promissory notes given by the Parent. The amount outstanding at December 31, 1998 under these promissory notes was $1,704,928. The guarantee is to remain in full force and effect until the promissory notes are paid in full. The final payment of the promissory notes is for $558,900 and is due on September 30, 1999.

     The Company is a defendant in a legal proceeding in connection with copyright infringements with one of the Company's vendors. The parties are in settlement discussions and the plaintiffs are demanding $38,000 to settle the case. In the opinion of management, the resolution of this proceeding will not have a material adverse effect on the Company's financial position or results of operations.

6.  IMPACT OF YEAR 2000 (UNAUDITED)

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the Year 2000 as "00" and may assume that the year is 1900 rather than 2000. This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company recognizes the need to minimize the risk that its operations will be adversely affected by Year 2000 software failures and is in the process of preparing for the Year 2000.

     The Parent has evaluated its Year 2000 risk in three separate categories: information technology systems ("IT"), non-IT Systems ("Non-IT") and material third party relationships. The Parent has developed a plan in which the risks in each of these categories are being reviewed and addressed by the appropriate level of management as follows:

          IT. IT systems have been divided into three classification: database products, ERL and SPIRS products and internal systems. To date, 169 of the Parent and Company's database products will be ready by the end of 1999. The Parent has performed an analysis and made programming changes to ensure Year 2000 compliance. All of the significant functionality of the Parent and Company's ERL and SPIRS products technology are Year 2000 compliant with the exception of minor or cosmetic problems which will be addressed in subsequent releases. Internal systems are currently 90% Year 2000 ready. The Company has internally-developed sales, accounts receivable and cash receipts

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     software programs which are not Year 2000 compliant. The Company is in the process of modifying these programs to ensure Year 2000 compliance and expects that this process will be completed by October 31, 1999.

          Non-IT. Non-IT systems involve embedded technologies, such as microcontrollers or microprocessors. Management believes the Company's Non-IT risks are minimal. Most of the costs of addressing Non-IT risks are included in normal upgrade and replacement expenditures which were planned outside of the Company's Year 2000 review.

          Third Party Risk. To help the Company assess the level of Year 2000 exposure and the need for equipment replacement or upgrades, the Parent has contacted the manufacturers and/or installers of the various software products and systems used. The Parent and Company believe that with modifications to existing software, conversions to new software, and replacement or upgrade of equipment, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The Parent and Company obtained written verification from each of its significant vendors in 1998 and 1999 and performed Year 2000 compliance testing on products distributed to each of its significant customers.

     The Company and Parent believe that the Year 2000 issue is being appropriately addressed by its material vendors and does not expect the Year 2000 issue to have a material adverse effect on the financial position, results of operations or cash flows of the Company in future periods. The Parent's and Company's statements regarding Year 2000 issues are dependent on many factors, including the ability of the Company's vendors to achieve Year 2000 compliance and the proper functioning of the IT and non-IT systems and development of software, some of which are beyond the Company's control.

     Given that no significant issues have arisen based on the assessments to date, the Company has not developed a contingency plan to address the failure of the Company's IT or non-IT systems or the systems of material third parties to be Year 2000 compliant. The Parent and the Company will continue to assess the Year 2000 compliance issue on an on-going basis in an effort to resolve any Year 2000 issue in a timely manner.

     The Company has expensed less than $10,000 of costs related to Year 2000 compliance and expects to incur less than $10,000 of additional costs. These costs have been financed through the Parent.

     As discussed in Note 7, on July 23, 1999, HealthStream, Inc. acquired selected assets of the Company. In connection with this transaction, the Company entered into a services agreement with the Parent to continue to provide certain accounting and information systems support until October 31, 1999. Currently, the Company is transitioning its accounting and information systems support to HealthStream, Inc.'s own Year 2000 compliant accounting software. This transition is expected to be complete before December 31, 1999.

7.  SUBSEQUENT EVENT

     On July 23, 1999, HealthStream, Inc. acquired certain assets and assumed certain liabilities of the Company for $1 million.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                 AMOUNT
                                                                 TO BE
                                                                  PAID
                                                              ------------
SEC registration fee........................................  $     15,985
NASD filing fee.............................................         6,250
Nasdaq National Market listing fee..........................
Printing and engraving fees and expenses....................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky fees and expenses (including legal fees)...........
Transfer agent fees.........................................
Miscellaneous...............................................
                                                              ------------
          Total.............................................  $
                                                              ============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Tennessee Business Corporation Act, there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages. Our charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements with each of our directors.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our charter. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has sold and issued the following unregistered securities since January 1, 1996:

     - In 1996, an aggregate of 400,000 shares of our common stock were issued to Robert A. Frist, Jr. in private placements pursuant to Section 4(2) of the Securities Act at $1.00 per share;

     - In 1999, Robert A. Frist, Jr. exercised options received under our written 1994 stock option plan for 225,000 shares of our common stock under Rule 701 of the Securities Act at $1.00 per share;

     - On April 21, 1999, 231,481 shares of our common stock were issued to Robert A. Frist, Jr. upon conversion of $1 million in debt pursuant to
       Section 3(a)(9) of the Securities Act at $4.32 per share;

     - On July 23, 1999, 26,596 shares of our common stock were issued to SilverPlatter Information, Inc. for an aggregate of $200,000 pursuant to
       Section 4(2) of the Securities Act;

     - On August 9, 1999, 2,500 shares of our common stock were issued to Richard Schapiro, for $18,800 worth of consulting services, in a private placement pursuant to Section 4(2) of the Securities Act;

     - In October and November 1998 and January and February 1999, an aggregate of 76,000 shares of our series A preferred stock were issued only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share;

     - In 1999, an aggregate of 1,060,301 shares of our series B preferred stock were issued only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share;

     - In 1999, 50,000 shares of our series B preferred stock were issued to Robert A. Frist, Jr. upon conversion of $500,000 in debt pursuant to
       Section 3(a)(9) of the Securities Act at $10.00 per share; and

     - In August and September 1999, an aggregate of 627,406 shares of our series C preferred stock were issued only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

NUMBER        DESCRIPTION
------        -----------
  1.1    --   Form of the underwriting agreement among HealthStream, Inc.
              and the underwriters
 *2.1    --   Asset Purchase Agreement, dated July 23, 1999, among
              SilverPlatter Education, Inc., SilverPlatter Information,
              Inc. and HealthStream, Inc.
 *3.1    --   Form of Fourth Amended and Restated Charter of HealthStream,
              Inc.
 *3.2    --   Form of Amended and Restated Bylaws of HealthStream, Inc.
  4.1    --   Form of certificate representing the common stock, no par
              value per share, of HealthStream, Inc.
  4.2    --   Article 7 of the Fourth Amended and Restated
              Charter -- included in Exhibit 3.1
  4.3    --   Article II of the Amended and Restated Bylaws -- included in
              Exhibit 3.2
  4.4    --   Investors' Rights Agreement, dated April 21, 1999, as
              amended August 11, 1999, between HealthStream, Inc. and some of its shareholders
 *4.5    --   Promissory note, dated August 23, 1999, between
              HealthStream, Inc., as maker, and Robert A. Frist, Jr., as lender
  5.1    --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
*10.1    --   Series A Convertible Preferred Stock Purchase Agreement
*10.2    --   Series B Convertible Preferred Stock Purchase Agreement
*10.3    --   Series C Convertible Preferred Stock Purchase Agreement
*10.4    --   1994 Employee Stock Option Plan, effective as of April 15,
              1994
*10.5    --   Form of 1999 Stock Incentive Plan
*10.6    --   Form of Indemnification Agreement
*10.7    --   Executive Employment Agreement, dated April 21, 1999,
              between HealthStream, Inc. and Robert A. Frist, Jr.
*10.8    --   Lease dated March 27, 1995, as amended June 6, 1995 and
              September 22, 1998, between Cummins Station LLC, as
              landlord, and NewOrder Media, Inc., as tenant
+10.9    --   Continuing Education Agreement between HealthStream, Inc.
              and Vanderbilt University
+10.10   --   Interactive Content Development and Licensing Agreement
              between NewOrder Media, Inc. d/b/a HealthStream, Inc. and
              Duke University
+10.11   --   Joint Marketing and Licensing Agreement between
              HealthStream, Inc. and The Cleveland Clinic Center for
              Continuing Education
+10.12   --   Strategic Alliance Agreement between HealthStream, Inc. and
              Challenger Corporation
+10.13   --   Development and Distribution Agreement between HealthStream,
              Inc. and GE Medical Systems
+10.14   --   Agreement between HealthStream, Inc. and Medsite.Com, Inc.
+10.15   --   Web Site Linking Agreement between HealthStream, Inc. and
              IDX Systems Corporation
+10.16   --   Agreement between HealthStream, Inc. and Phycor, Inc.
+10.17   --   Marketing Services Agreement between HealthStream, Inc. and
              HealthGate Data Corp.
+10.18   --   Continuing Education Services Agreement between
              HealthStream, Inc. and HealthGate Data Corp.
*23.1    --   Consent of Ernst & Young LLP
 23.2    --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
*24.1    --   Power of Attorney (included on page II-5)
*27.1    --   Financial Data Schedule (for SEC use only)
*27.2    --   Financial Data Schedule (for SEC use only)

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are inapplicable or the information is provided in the Company's financial statements, including the notes thereto.
------------------

     * Filed herewith
     + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 13, 1999.

                                          HEALTHSTREAM, INC.

                                          By:   /s/ ROBERT A. FRIST, JR.
                                            ------------------------------------
                                                    Robert A. Frist, Jr.
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Robert A. Frist, Jr. and Robert H. Laird, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE(S)                    DATE
                     ---------                                   --------                    ----

             /s/ ROBERT A. FRIST, JR.                Chief Executive Officer and       October 13, 1999
---------------------------------------------------    Chairman (principal
               Robert A. Frist, Jr.                    executive officer)

              /s/ JEFFREY L. MCLAREN                 President and Director            October 13, 1999
---------------------------------------------------
                Jeffrey L. McLaren

             /s/ ROBERT H. LAIRD, JR.                Vice President, Director of       October 13, 1999
---------------------------------------------------    Finance, General Counsel
               Robert H. Laird, Jr.                    and Secretary (principal
                                                       financial and accounting
                                                       officer)

            /s/ CHARLES N. MARTIN, JR.               Director                          October 13, 1999
---------------------------------------------------
              Charles N. Martin, Jr.

                                                     Director                          October   , 1999
---------------------------------------------------
                   Steve Kellett

               /s/ THOMPSON S. DENT                  Director                          October 13, 1999
---------------------------------------------------
                 Thompson S. Dent

                     SIGNATURE                                   TITLE(S)                    DATE
                     ---------                                   --------                    ----

                                                     Director                          October   , 1999
---------------------------------------------------
                  M. Fazle Husain

           /s/ JOHN H. DAYANI, SR., PH.D             Director                          October 13, 1999
---------------------------------------------------
             John H. Dayani, Sr., Ph.D

            /s/ JAMES F. DANIELL, M.D.               Director                          October 13, 1999
---------------------------------------------------
              James F. Daniell, M.D.

              /s/ WILLIAM STEAD, M.D.                Director                          October 13, 1999
---------------------------------------------------
                William Stead, M.D.

                               INDEX TO EXHIBITS

NUMBER        DESCRIPTION
------        -----------
  1.1    --   Form of the underwriting agreement among HealthStream, Inc.
              and the underwriters
 *2.1    --   Asset Purchase Agreement, dated July 23, 1999, among
              SilverPlatter Education, Inc., SilverPlatter Information,
              Inc. and HealthStream, Inc.
 *3.1    --   Form of Fourth Amended and Restated Charter of HealthStream,
              Inc.
 *3.2    --   Form of Amended and Restated Bylaws of HealthStream, Inc.
  4.1    --   Form of certificate representing the common stock, no par
              value per share, of HealthStream, Inc.
  4.2    --   Article 7 of the Fourth Amended and Restated
              Charter -- included in Exhibit 3.1
  4.3    --   Article II of the Amended and Restated Bylaws -- included in
              Exhibit 3.2
  4.4    --   Investors' Rights Agreement, dated April 21, 1999, as
              amended August 11, 1999, between HealthStream, Inc. and some of its shareholders
 *4.5    --   Promissory note, dated August 23, 1999, between
              HealthStream, Inc., as maker, and Robert A. Frist, Jr., as lender
  5.1    --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
*10.1    --   Series A Convertible Preferred Stock Purchase Agreement
*10.2    --   Series B Convertible Preferred Stock Purchase Agreement
*10.3    --   Series C Convertible Preferred Stock Purchase Agreement
*10.4    --   1994 Employee Stock Option Plan, effective as of April 15,
              1994
*10.5    --   Form of 1999 Stock Incentive Plan
*10.6    --   Form of Indemnification Agreement
*10.7    --   Executive Employment Agreement, dated April 21, 1999,
              between HealthStream, Inc. and Robert A. Frist, Jr.
*10.8    --   Lease dated March 27, 1995, as amended June 6, 1995 and
              September 22, 1998, between Cummins Station LLC, as
              landlord, and NewOrder Media, Inc., as tenant
+10.9    --   Continuing Education Agreement between HealthStream, Inc.
              and Vanderbilt University
+10.10   --   Interactive Content Development and Licensing Agreement
              between NewOrder Media, Inc. d/b/a HealthStream, Inc. and
              Duke University
+10.11   --   Joint Marketing and Licensing Agreement between
              HealthStream, Inc. and The Cleveland Clinic Center for
              Continuing Education
+10.12   --   Strategic Alliance Agreement between HealthStream, Inc. and
              Challenger Corporation
+10.13   --   Development and Distribution Agreement between HealthStream,
              Inc. and GE Medical Systems
+10.14   --   Agreement between HealthStream, Inc. and Medsite.Com, Inc.
+10.15   --   Web Site Linking Agreement between HealthStream, Inc. and
              IDX Systems Corporation
+10.16   --   Agreement between HealthStream, Inc. and Phycor, Inc.
+10.17   --   Marketing Services Agreement between HealthStream, Inc. and
              HealthGate Data Corp.
+10.18   --   Continuing Education Services Agreement between
              HealthStream, Inc. and HealthGate Data Corp.
*23.1    --   Consent of Ernst & Young LLP
 23.2    --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
*24.1    --   Power of Attorney (included on page II-5)
*27.1    --   Financial Data Schedule (for SEC use only)
*27.2    --   Financial Data Schedule (for SEC use only)

------------------

     * Filed herewith
     + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.